Filed Pursuant to Rule 424(b)(3)
File No. 333-164324
Filed June 22, 2010

PROSPECTUS

CONO ITALIANO, INC.

26,038,428 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 26,038,428 shares of common stock by certain shareholders of the Company.

The resale of these shares is not being underwritten.  We will not receive any of the proceeds from the sale of those shares being sold by the selling stockholders.  The selling stockholders may sell or distribute the shares, from time to time, depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers.  The selling stockholders will offer their shares at prevailing market prices or privately negotiated prices.  Pursuant to the registration rights granted by us to the selling stockholders, we are obligated to register the shares held by the selling stockholders. We are paying substantially all expenses incidental to the registration of the shares.

Our common stock is quoted for trading on the over-the-counter bulletin board under the symbol CNOZ.OB.

Our principal executive offices are located at 10 Main Street, Keyport, NJ, 07735 and our telephone number is 877-330-2666.

Your investment involves a high degree of risk.  See “Risk Factors” starting on page 3 for certain information you should consider before you purchase the shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 22, 2010.

i

SUMMARY OF OUR OFFERING	1
RISK FACTORS	3
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	11
USE OF PROCEEDS	11
DETERMINATION OF OFFERING PRICE	11
DILUTION	11
SELLING STOCKHOLDERS	12
PLAN OF DISTRIBUTION	14
DESCRIPTION OF SECURITIES TO BE REGISTERED	16
INTERESTS OF NAMED EXPERTS AND COUNSEL	17
BUSINESS	18
DESCRIPTION OF PROPERTY	22
LEGAL PROCEEDINGS	23
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS	24
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	29
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	29
MANAGEMENT AND CERTAIN SECURITY HOLDERS	30
EXECUTIVE COMPENSATION	32
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	38
DIRECTOR INDEPENDENCE	39
LEGAL MATTERS	39
EXPERTS	39
WHERE YOU CAN FIND ADDITIONAL INFORMATION	39
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus.  We will not make an offer to sell these securities in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

ii

SUMMARY OF OUR OFFERING

Prospectus Summary

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

The Company recently indentified Cono Italiano, Inc., a Delaware corporation (“Cono Italiano (Delaware)”) as a business venture that would be suitable for future operations, and acquired all of the issued and outstanding shares of Cono Italiano (Delaware) in exchange for shares of the Company’s common stock.  The Company now intends to operate Cono Italiano (Delaware) as a wholly-owned subsidiary.

Cono Italiano is licensed to distribute a food product called the “Pizza Cono.”  This Pizza Cone is designed to be a drip free, spill free cone-shaped pizza made of a proprietary dough and filled with freshly selected ingredients.  The Company intends that the Pizza Cone will be distributed through the fast food market (the fast food market is generally defined as restaurants selling food and drinks for immediate consumption either on the premises in designated eating areas, or for consumption elsewhere).  The Pizza Cone will be distributed to quick-service restaurants, takeaways, mobile and street vendors, and leisure locations.  These establishments include typical fast food chains, supermarkets, convenience stores, entertainment facilities and sports arenas.

All of the 26,038,428 shares offered by this prospectus are being sold by non-affiliate selling stockholders. The selling stockholders will offer their shares at prevailing market prices or privately negotiated prices.  The 26,038,428 shares were issued as follows: (i) 5,786,428 shares were issued by the Company pursuant to certain share exchange agreements entered into with the shareholders of Cono Italiano (Delaware); (ii) 50,000 shares of its common stock were issued by the Company in consideration of services rendered to the Company; (iii) 202,000 shares were issued pursuant to subscription agreements entered into by and between the Company and certain investors; and (iv) 20,000,000 shares of its common stock were issued by the Company upon the conversion of a Convertible Promissory Note.

[The Summary of Our Offering Continues on the Following Page]

The Offering

Total shares of common stock outstanding	81,880,988 as of May 25, 2010.

Common stock being registered for sale by stockholders
26,038,428 shares, of which:

5,786,428 were issued to stockholders pursuant to share exchange agreements entered into by and between the Company and Cono Italiano (Delaware);

50,000 were issued by the Company to stockholders in consideration of services rendered to the Company;

202,000 shares were issued pursuant to subscription agreements entered into by and between the Company and certain investors; and

20,000,000 were issued by the Company to the holders of a Convertible Promissory Note.

All of the 26,038,428 shares offered by this prospectus are being sold by non-affiliate selling stockholders. The selling stockholders will offer their shares at prevailing market prices or privately negotiated prices.

Risk factors	The shares involve a high degree of risk. Investors should carefully consider the information set forth under “RISK FACTORS” beginning on page 3.

Use of proceeds
We will not receive any proceeds from the sale of our common stock offered through this prospectus by the selling stockholders.  All proceeds from the sale of our common stock sold under this Prospectus will go solely to the selling stockholders.

[Remainder of Page Intentionally Blank]

RISK FACTORS

Our business is subject to numerous risks. We caution you that the following important factors, among others, could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf in filings with the SEC, press releases, communications with investors and oral statements. Any or all of our forward-looking statements in this and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in the discussion below will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those anticipated in forward-looking statements. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosure we make in our reports filed with the SEC.

An investment in our Company involves a substantial risk of loss. You should carefully consider the risks described below, before you make any investment decision regarding our Company. Additional risks and uncertainties, including those generally affecting the market in which we operate or that we currently deem immaterial, may also impair our business. If any such risks actually materialize, our business, financial condition and operating results could be adversely affected. In such case, the trading price of our common stock could decline.

The following risk factors are not exhaustive and the risks discussed herein do not purport to be inclusive of all possible risks but are intended only as examples of possible investment risks. To facilitate understanding of the various business risks applicable to our Company and the strategic alliance companies through which we intend to operate our business during the foreseeable future, the risk factors discussed herein address our Company together with the risks applicable to our operations that we intend to conduct with our strategic alliance partners.

Risks Related to Our Business

We are a small company with a limited operating history and limited capital resources.  We may not be able to raise additional capital to grow and expand our business, which could materially and adversely affect the future of our business.

We are a small company with a limited history, limited capital and limited operating resources.  As of December 31, 2009, we had cash and cash equivalents of approximately $10,658 (audited). While we believe we will be able to meet our current needs for cash from revenues (as the Company is spending minimal cash, and is not required to pay its suppliers until after orders are placed and delivered), we may need additional capital to conduct business, grow and expand.

The terms and condition of any which we may receive financing could have a material adverse affect on our business, results of operations, liquidity and financial condition.  Any investment in our shares is subject to the significant risk that we will not be able to adequately capitalize our Company to enable us to continue to develop and implement our business model.  Even if we are able to raise adequate capital, the cost of such capital may be burdensome and may materially impair our ability to fully implement our business plan.

Indebtedness may burden us with high interest payments and highly restrictive terms which could adversely affect our business.

Should we borrow money to implement our business plans, we would be burdened with interest payments.  A significant amount of indebtedness could increase the possibility that we may be unable to generate sufficient revenues to service the payments on indebtedness, when due, including principal, interest and other amounts.  Agreements made in connection with any borrowings may contain significant restrictions and covenants that, among other things, could limit our ability to make investments, pay dividends or make distributions to our shareholders, repurchase or redeem indebtedness, grant liens on our assets, enter into transactions with our affiliates, merge or consolidate with other entities or transfer all or substantially all of our assets, and restrict the ability of our subsidiaries to pay dividends or to make other payments to us.

Our ability to comply with any restrictions and covenants related to indebtedness in the future is uncertain and would be affected by the levels of cash flow from our operations and events or circumstances beyond our control.  Our failure to comply with any of restrictions and covenants under indebtedness financing could result in a default under those facilities, and could cause all of our existing indebtedness to be immediately due and payable. If any of our indebtedness were to be accelerated, we may not be able to repay our indebtedness or borrow sufficient funds to refinance it. Even if we were able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us.  If any of our indebtedness is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected. In addition, complying with any restrictions and covenants may also cause us to take actions that are not favorable to our shareholders and may make it more difficult for us to successfully execute our business plan and compete against companies that are not subject to such restrictions and covenants.

We may have to price our products and services at low margins which could adversely affect our business and any investment in our company.

Even if we are able to compete with our competitors, we may have to price our products and services at low gross margins in order to gain market share. Competitive pricing pressures together with new or improved competing product introductions by our competitors may adversely affect the average selling price of our products and services and force us to make downward adjustments.  If we are unable to offset price decreases by increasing our sales volumes or by adjusting our product offerings, our revenues and gross margins would decline.  To grow our business we generate revenues as soon as possible and thereafter continue to develop and introduce new products, services and improvements. If we cannot maintain reasonable gross margins, our financial position may be harmed, our stock price may decline and we may fail.

We could have substantial difficulty addressing the challenges of rapid growth.

If demand for our products increases rapidly, we will need to either increase our internal production capacity or implement additional outsourcing. Success in developing and producing a limited volume of products does not guarantee that we will experience comparable success in operations conducted on a larger scale. Modifying our procedures and facilities to adjust to increased demand may delay delivery of our products.  Production efficiencies, yields and product quality may decline as our Company expands over time. If we are unable to meet the demand of our customers and deliver products quickly and cost effectively, customers may turn to our competitors. The costs and risks associated with implementing new technologies, methods and processes, including the purchase of new equipment, and any resulting delays, inefficiencies and loss of sales, could harm our results of operations.

We expect that our anticipated future growth may strain our management, administrative, operational and financial infrastructure.  Failure of our ability to reasonably manage anticipated growth could materially and adversely affect our business.

We anticipate that significant expansion of our present operations will be required to capitalize on market opportunities. This expansion is expected to place a significant strain on our management, operational and financial resources. We expect to add a substantial number of additional key personnel in the future, including key managerial employees who will have to be fully integrated into our operations. In order to manage our growth, we will be required to continue to implement and improve our operational and financial systems, to expand existing operations, to attract and retain superior management, and to train, manage and expand our employee base. We cannot assure you that we will be able to effectively manage the expansion of our operations, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to successfully implement our business plan. If we are unable to manage growth effectively, our business, financial condition and results of operations could be materially and adversely affected.

Our success will depend heavily on our management.  If we fail to hire and retain qualified management and other key personnel, the implementation of our business plan will be materially and adversely affected.

Our performance is substantially dependent on the continued services and performance of our executive officers and other key personnel, and our ability to retain and motivate our officers and key employees. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial and marketing personnel. Competition for qualified personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. The failure to attract and retain our officers or the necessary technical, managerial and marketing personnel could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our dependence on management creates risks. The loss of our experienced officers and key employees could materially and adversely affect our ability to professionally manage our business.

Our plan for success is dependent, in large part, on the active participation of our executive officers. The loss of their services would materially and adversely affect our business and future success.  We do not have key-man life insurance in effect at the present time.  Should any of our key employees die or become incapacitated, we may not be able to replace them in a timely or cost effective manner which could materially and adversely harm our business, financial condition and results of operations.

We may be sued for infringing on the intellectual property rights of others.

Third parties may claim that we are infringing on their intellectual property rights.  We may violate the rights of others without our knowledge. If a litigant establishes that we are infringing its intellectual property rights, or that our intellectual property rights are invalid, we may be forced to change our products, services, or manufacturing processes, and such changes may be expensive or impractical. We may then be forced to seek royalty or license agreements from such litigant. If we are unable to agree on acceptable terms, we may be required to discontinue the sale of key products or halt other aspects of our operations. In addition, we may also be liable for significant financial damages for a violation of intellectual property rights.  Any adverse result related to violation of third party intellectual property rights could materially and adversely harm our business, financial condition and results of operations.  Even if intellectual property claims brought against us are without merit, they may result in litigation which could be costly and time consuming, and may divert our management and key personnel from operating our business.

 We may be exposed to tax audits, which could be expensive for the Company and time consuming for management.

At the present time, the Company is not in compliance with its obligation to file income tax returns, however, the Company intends to remediate this non-compliance in the immediate future.  Our U.S. federal and state tax returns may be audited by the U.S. Internal Revenue Service (the “IRS”). An audit may result in the challenge and disallowance of deductions claimed by us. Further, an audit could lead to an audit of one or more of our investors and ultimately result in attempts to adjust investors’ tax returns with respect to items unrelated to us.   We are unable to guarantee the deductibility of any item that we acquire.  We will claim all deductions for federal and state income tax purposes which we reasonably believe that we are entitled to claim. In particular, we will elect to treat as an expense for tax purposes all interest, management fees, taxes and insurance. The IRS may disallow any of the various elements used in calculating our expenses, thereby reducing federal income tax benefits of an investment. To the extent that any challenge or disallowance is raised in connection with a tax return filed by an individual shareholder, the cost of any audit and/or litigation resulting there from would be born solely by the affected shareholder. In the event the IRS should disallow any of our deductions, the directors, in their sole discretion, will decide whether to contest such disallowance. No assurance can be given that in the event of such a contest the deductions would be sustained by the courts. If the disallowance of any deductions results in an underpayment of tax, investors could also be responsible for interest on the underpayments.

Securities compliance may be expensive and time consuming for our management.

Compliance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated there under, including, the Sarbanes-Oxley Act of 2002 and related requirements will be costly and will place a significant burden on our management. At the present time, the Company has only a limited history of operating with the internal controls and procedures required of a public company. Previously, the Company’s accounting predecessor, Janex International, Inc. (the Delaware entity which later changed its name to Cono Italiano, Inc. and was acquired by the Company) was registered with the U.S. Securities and Exchange Commission.  However, on March 23, 2009, the SEC took action under Section 12(j) of the Securities Exchange Act of 1934 and revoked that entity’s registration because it was seriously delinquent in its mandatory reporting obligations. Should the Company fail to make its filings with the SEC in a timely manner, its registration could be revoked as well.

We expect to commence documenting, reviewing, and where appropriate, improving our internal controls and procedures in anticipation of being subject to Section 404 of the Sarbanes-Oxley Act of 2002, which will require management assessments of the effectiveness of our internal control over financial reporting. Management will be required to conduct an annual evaluation of our internal control over financial reporting and include a management report on our internal control over financial reporting, along with a report by our independent registered public accounting firm addressing these assessments. We cannot assure you that measures we have taken, or future measures we may take, will enable us to provide accurate and timely financial reports, particularly if we are unable to hire additional personnel in our accounting and financial department, or if we lose personnel in this area. Any failure to maintain an effective system of internal controls, or any other problems with our financial systems or internal controls, could result in delays or inaccuracies in reporting financial information or failure to comply with SEC reporting and other regulatory requirements.  Any of these situations could adversely affect our business and stock price.

Securities compliance will require the Company to spend considerable funds on legal and accounting services.  In addition, management time that might otherwise be spent on the development of the Company’s products and training of employees will need to be spent on compliance matters.

Estimates must be made in connection with the preparation of our financial reports. If changes must be made to financial reports, we could be adversely affected.

We follow accounting principles generally accepted in the United States in preparing our financial statements. As part of this work, we must make many estimates and judgments which affect the value of the assets and liabilities, contingent assets and liabilities, and revenue and expenses reported in our financial statements. We believe that our estimates and judgments are reasonable and we make them in accordance with our accounting policies based on information available at the time. However, actual results could differ from our estimates and this could require us to record adjustments to expenses or revenues that could be adversely material to our financial position and results of operations.

A significant percentage of our Common Stock is owned by a single Investor, Mitchell Brown, our Chief Executive Officer and a member of our Board of Directors, which may lead to the Company taking actions which conflict with other shareholders.

Our Chief Executive Officer, Mr. Mitchell Brown, owns 30,000,000 shares of the Company’s common stock directly, and has sole voting power and sole power of disposition over all 6,000,000 shares of the Company’s common owned by Lara Mac Inc.  Thus Mr. Brown controls the voting of approximately 44% of our issued and outstanding shares. This concentration of ownership and control could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, or could otherwise delay or prevent a change in control transaction or other business combination, which could in turn have an adverse effect on the market price of our common shares. As long as this concentration of ownership persists, it is unlikely that any other holder or group of holders of our common shares will be able to affect the way we are managed or the direction of our business. The interests of the control group of shareholders could conflict with the interests of other shareholders. In addition, we may adopt amendments to our organizational documents and applicable state law which have anti-takeover provisions that could delay or prevent a change in control of our company.

A majority of our stock is owned or controlled by three of our officers and directors, and as such, they can exert complete control over all decisions where a vote of shareholders is required.

51,750,000 shares of our Company’s common stock, equal to 63.2% of our issued and outstanding shares, is owned or controlled by three individuals: (i) Mr. Mitchell Brown, our Chief Executive Officer and a member of our Board of Directors, owns 30,000,000 shares of the Company’s common stock directly, and has sole voting power and sole power of disposition over all 6,000,000 shares of the Company’s common owned by Lara Mac Inc.; (ii) Mr. Joseph Masselli, our President, Chief Operating Officer and a member of our Board of Directors, owns 15,000,000 shares of the Company’s common stock; and (iii) Mr. Steve Savage, our Secretary and a member of our Board of Directors owns 750,000 shares of the Company’s common stock.  As a result, these three individuals will be able to control the direction the Company takes.

We will indemnify our officers and directors which could cause our capital resources to be used to defend and settle claims or legal actions against them.

Our bylaws provide that we shall indemnify any and all of our present or former directors and officers for expenses incurred in connection with the defense of any action relating to their services. Costs, charges and expenses (including attorneys' fees) incurred by such person in defending a civil or criminal proceeding shall be paid by the Company in advance upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Company as authorized by the bylaws, and upon satisfaction of other conditions required by current or future legislation.  To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith. These provisions may limit the ability of our stockholders to recover damages against our directors through legal proceeding or otherwise.

In addition to the indemnification provided for in the Company’s bylaws, we may enter into agreements to indemnify our directors and officers. Under these agreements, we will be obligated to indemnify our directors and officers for expenses, attorneys’ fees, judgments, fines and settlement amounts incurred by any director or officer in any action or proceeding arising out of the director’s or officer’s services as a director or officer of us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and officers.

If our food products become contaminated, we may be subject to product liability claims, product recalls and increased scrutiny by regulators, any of which could adversely affect our business.

Food products like Pizza Cones are vulnerable to contamination leading to food-related illness.  There is a risk that our products could become contaminated and then ultimately consumed by purchasers.  Purchasers who suffer, or claim to suffer, as a result of consuming our products may sue us, and such suits could be expensive and time consuming for the Company and its management.  While Cono Italiano believes that it has adequate insurance to mitigate the potential risk of losses for product liability claims, such insurance may prove to be insufficient.

A decline in the economy may lead to a decline in demand for our products.

Should the U.S. economy experience a further decline, demand for our product may not grow and may even decrease, and accordingly, our ability to generate revenues may be impaired.

Increased costs for the raw materials used to produce the Pizza Cone may reduce our profits.

The Company is unable to predict the extent to which the raw materials used to produce the Pizza Cone may increase in the future.  Significant cost increase may substantially reduce our profits.

A material disruption at our processing plant could seriously harm our financial condition and operating results.

In the event that the processing plant at which our products are made was to be damaged due to natural disaster or disrupted by labor disputes, the Company could experience difficulties in finding an alternative production location.  Such difficulty and delay could impact the profitability of the Company.

The failure of Pino Gelato, Inc. to effectively sell our products could reduce that portion of our sales and profits attributable to retail sales.

The Company will be reliant on Pino Gelato, Inc. and its management in the near future for the sale of its product to retail outlets.  Should Pino Gelato, Inc. fail to accomplish its goals, the Company will be adversely impacted.

The Company’s sole focus is on the sale of cones.  Should there be a lack of demand for the cones we sell, we will not be able to rely on alternative products for revenue.

The Company’s product is a cone can be marketed as an empty vessel and filled with fresh ingredients.  There are currently over 100 recipes that can be used in the cones.  However, should there be a lack of demand for cones in general, the Company will not receive revenues from other product lines.

Risks Related To Investing In Our Common Shares

You may have difficulty selling our common shares and may therefore lose all or a significant portion of your investment.

Our common shares trades on the OTC Bulletin Board.  The stock price may be volatile. The market price of our common shares may be subject to wide fluctuations in response to several factors including the following:

•	Our ability to execute our business plan and significantly grow our business;
•	Increased competition from competitors who offer competing services; and
•	Our financial condition and results of operations.

As a result, our shareholders may find it more difficult to obtain accurate quotations concerning the market value of the stock. Shareholders also may experience greater difficulties in attempting to sell our common shares than if they were listed on a self-regulated national stock exchange.

We may need to raise additional capital. If we are unable to raise additional capital, our business may fail.

We may need to raise additional capital to provide cash for our operations. The fact that we have generated only $12,600 in sales during the twelve months ended December 31, 2009 (audited) may deter potential investors from providing financing.  Uncertainty regarding our ability to generate revenues may make it difficult for us to find financing on acceptable terms.  If we are unable to obtain adequate funding, we may not be able to successfully develop and market our products and our business may fail.  To secure additional financing, we may need to borrow money or sell more securities.  Under the current circumstances, we may be unable to secure additional financing on favorable terms, if available at all.

We do not currently intend to pay dividends on our common stock and, consequently, the ability to achieve a return on your investment in our common stock will depend on appreciation in the price of our common stock.  If our common stock does not appreciate in value, investors could suffer losses in their investment in our common stock.

We do not expect to pay cash dividends on our common stock. Any future dividend payments are within the absolute discretion of our Board of Directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our Board of Directors may deem relevant. We may not generate sufficient cash from operations in the future to pay dividends on our common stock.  As a result, the success of your investment in our common stock will depend on future appreciation in its value.  The price of our common stock may not appreciate in value or even maintain the price at which you purchased our shares.  If our common stock does not appreciate in value, investors could suffer losses in their investment in our common stock.

Because the market for our common shares is limited, investors may not be able to resell their common shares.  Investors should therefore assume that any investment in our company will be illiquid for the foreseeable future.

Our common shares trade on the Over-the-Counter-Bulletin-Board quotation system. Trading in our shares has historically been subject to very low volumes and wide disparity in pricing. Investors may not be able to sell or trade their common shares because of thin volume and volatile pricing with the consequence that they may have to hold your shares for an indefinite period of time.

There are legal restrictions on the resale of the common shares offered, including penny stock regulations under the U.S. Federal Securities Laws.  These restrictions may adversely affect your ability to resell your stock.

We anticipate that our common stock will continue to be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in "penny stocks." Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, our shareholders may find it more difficult to sell their shares.

Our future sales of our common shares could cause our stock price to decline.

There is no contractual restriction on our ability to issue additional shares. We cannot predict the effect, if any, that market sales of our common shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales by us of our common shares in the public market, or the perception that our sales may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock which could be materially adverse to the value of our common stock.

We currently have 81,880,988 shares of our common stock issued and outstanding.  We are authorized to issue up to 100,000,000 shares of common stock. Our Board of Directors may authorize the issuance of additional common or preferred shares under applicable state law without shareholder approval.  We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future private placements of our securities for capital raising purposes or for other business purposes. Future sales of substantial amounts of our common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.  If we need to raise additional capital to expand or continue operations, it may be necessary for us to issue additional equity or convertible debt securities.  If we issue equity or convertible debt securities, the net tangible book value per share may decrease, the percentage ownership of our current stockholders may be diluted and such equity securities may have rights, preferences or privileges senior or more advantageous to our common stockholders.

Grants of stock options and other rights to our employees may dilute your stock ownership.

We plan to attract and retain employees in part by offering stock options and other purchase rights for a significant number of common shares. We have granted stock options to certain officers and directors.  The issuance of common shares pursuant to these options, and options issued in the future, will have the effect of reducing the percentage of ownership in us of our then existing shareholders.

The market price of our common stock may be volatile which could adversely affect the value of your investment in our common stock.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in estimates of our financial results or recommendations by securities analysts;

•	failure of any of our products to achieve or maintain market acceptance;

•	changes in market valuations of similar companies;

•	significant products, contracts, acquisitions or strategic alliances of our competitors;

•	Success of competing products or services;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	regulatory developments;

•	litigation involving our company, our general industry or both;

•	additions or departures of key personnel;

•	investors’ general perception of us; and

•	changes in general economic, industry and market conditions.

Absence of equity research reports or unfavorable reports could adversely affect the price of our stock.

The trading market for our common shares will rely in part on the research and reports that equity research analysts publish about us and the industry segments in which we operate. The public price of our publicly traded common shares could decline if one or more securities analysts downgrades investment in our common shares or if those analysts issue other unfavorable commentary about our industry or other major participants in our industry, or if they decline to publish reports about us.  At the current time there are no analysts providing coverage of the Company’s securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” “Management’s Discussion and Analysis” and “Our Business.”

There are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors, include, without limitation, the following: our ability to develop our technology platform and our products; our ability to protect our intellectual property; the risk that we will not be able to develop our technology platform and products in the current projected timeframe; the risk that our products will not achieve performance standards in clinical trials; the risk that the clinical trial process will take longer than projected; the risk that our products will not receive regulatory approval; the risk that the regulatory review process will take longer than projected; the risk that we will not be unsuccessful in implementing our strategic, operating and personnel initiatives; the risk that we will not be able to commercialize our products; any of which could impact sales, costs and expenses and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in this prospectus and in our other filings with the Securities and Exchange Commission.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell their shares at prevailing market prices on the over the counter bulletin board or privately negotiated prices.  Consequently, we cannot determine what the actual value of our common stock will be either now or at the time of sale.  We will not receive proceeds from the sale of shares from the selling stockholders.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders with respect to the shares offered for sale by the selling stockholders.

SELLING STOCKHOLDERS

The common stock which is the subject of this registration statement is being registered to permit public secondary trading of the shares, and the selling stockholders, or their pledgees, donees, transferees or other successors-in interest, may offer all or any portion of the shares for resale from time to time.  To the best of our knowledge, none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The second column lists the number of common stock beneficially owned by each selling stockholder, based on its ownership of the common stock, as of the date of this prospectus. The third column lists the common stock being offered by this prospectus by the selling stockholders. The fourth and fifth columns assume the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be offered for Selling Stockholders Account	Total Shares Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
(1) Akat Global	4,500,000	4,500,000	0	0%
(2) Kurt Ancey	14,285	14,285	0	0%
(3) Kevin Barry	100,000	100,000	0	0%
(4) Wendy Bartels	100,000	100,000	0	0%
(5) Basik Funding	2,150,000	2,150,000	0	0%
(6) Eugene Brown	500,000	500,000	0	0%
(7) Carlo Caruso	57,143	57,143	0	0%
(8) William Coe	100,000	100,000	0	0%
(9) Thomas Costello	100,000	100,000	0	0%
(10) David Davidson	140,000	140,000	0	0%
(11) Sal Fiorellino	100,000	100,000	0	0%
(12) Anthony Fontana	40,000	40,000	0	0%
(13) Charles Hart	100,000	100,000	0	0%
(14) Homestead Funding Group	150,000	150,000	0	0%
(15) Rick Israel	150,000	150,000	0	0%
(16) Dan Kennedy	40,000	40,000	0	0%
(17) Leigh J. Kremer	100,000	100,000	0	0%
(18) Chuck Luciano	400,000	400,000	0	0%
(19) Joan Masselli	500,000	500,000	0	0%
(20) William Michalski	50,000	50,000	0	0%
(21) Ocean Consultants	200,000	200,000	0	0%
(22) Georgia Pannucci	100,000	100,000	0	0%
(23) John Jay Perrone	100,000	100,000	0	0%
(24) Karen Saracen	6,000	6,000	0	0%
(25) Debra Smith	25,000	25,000	0	0%
(26) Lee Smith	4,000	4,000	0	0%
(27) Spencer Taustine	100,000	100,000	0	0%
(28) Spencer Taustine & Jessica Kiston	150,000	150,000	0	0%
(29) Temmco Inc.	2,190,000	2,190,000	0	0%
(30) Steve Waldie	100,000	100,000	0	0%
(31) Claude Pellerin	10,000	10,000	0	0%
(32) John Green	10,000	10,000	0	0%
(33) John Mattone	12,000	12,000	0	0%
(34) Victor Del Monico	40,000	40,000	0	0%
(35) Lyn M. Klaybor	20,000	20,000	0	0%
(36) Mike Molloy	40,000	40,000	0	0%
(37) Dawn Kaplan	140,000	40,000	100,000	.12%
(38) JTV Management & Consulting LLC	1,500,000	1,500,000	0	0%
(39) Paradise Holdings Ltd.	2,000,000	2,000,000	0	0%
(40) Horizon Capital LLC	2,250,000	2,250,000	0	0%
(41) A Muse Productions LLC	2,250,000	2,250,000	0	0%
(42) Barbara Morelli	500,000	500,000	0	0%
(43) Resultz Media Group Corp.	2,500,000	2,500,000	0	0%
(44) Oceanic Consulting LLC	2,500,000	2,500,000	0	0%

None of the selling stockholders has, since the incorporation of the Company or our wholly owned subsidiary Cono Italiano (Delaware), held any position, office or material relationship with us or with any of our predecessors or affiliates.

(1) Antonio Katz is the natural person having sole voting and investment control over the securities held by AKAT Global LLC.
(5) Frank Hemberger is the natural person having sole voting and investment control over the securities held by Basik Funding Inc.
(14) Tom Gross is the natural person having sole voting and investment control over the securities held by Homestead Funding Group Inc.
(21) Sheri Staffenberg is the natural person having sole voting and investment control over the securities held by Ocean Consultants.
(29) Nadine Albine is the natural person having sole voting and investment control over the securities held by Temmco Inc.
(38) Tina Vasquez is the natural person having sole voting and investment control over the securities held by JTV Management.
(39) Puai Wichman is the natural person having sole voting and investment control over the securities held by Paradise Holdings.
(40) Jeff Weinfurter is the natural person having sole voting and investment control over the securities held by Horizon Capital LLC.
(41) Anna Abbott is the natural person having sole voting and investment control over the securities held by A Muse Productions LLC.
(43) Kevin Gray is the natural person having sole voting and investment control over the securities held by Resultz Media Group Corp.
(44) Rich Roon is the natural person having sole voting and investment control over the securities held by Oceanic Consulting LLC.

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PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale’s by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any of these methods of sale; and
•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus.  The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares at any price.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part.  In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

Penny Stock

We anticipate that we will initially be a “penny stock.” The Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also must be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $.001 per share.  As of the date of this prospectus, there were 81,880,988 shares of our common stock issued and outstanding.

The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

•	do not have cumulative voting rights;

•	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; and

•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights.

All shares of common stock now outstanding are fully paid for and non-assessable. The full scope of the terms, rights and liabilities holders of our securities possess are set forth in our Company's Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada.

Dividend Policy

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Limitation on the liabilities of Directors

Our bylaws provide that we shall indemnify any and all of our present or former directors and officers for expenses incurred in connection with the defense of any action relating to their services. Costs, charges and expenses (including attorneys' fees) incurred by such person in defending a civil or criminal proceeding shall be paid by the Company in advance upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Company as authorized by the bylaws, and upon satisfaction of other conditions required by current or future legislation. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith. These provisions may limit the ability of our stockholders to recover damages against our directors through legal proceeding or otherwise.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel acting for the Company or its wholly-owned subsidiary Cono Italiano (Delaware) or any of the selling security holders named herein was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of the registration statement had, or is to receive in connection with the offering, a substantial interest, direct or indirect, in the Company or Cono Italiano (Delaware) or any of its parents, subsidiaries or affiliates, or was connected with the Company or Cono Italiano (Delaware) or any of its parents, subsidiaries or affiliates as a promoter, underwriter, voting trustee, director, officer, or employee.  Neither the Company nor Cono Italiano (Delaware) has engaged any experts, other than the independent accounting firm who audited the consolidated financial statements, to prepare or certify any part of this prospectus or any other report or valuation for use in connection with the registration statement of which this prospectus is a part.

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BUSINESS

Introduction

The Company was incorporated in the State of Nevada on September 9, 2004 as Arch Management Services Inc. A change of control of the Company occurred on June 5, 2006 and the Company changed its name from “Arch Management Services Inc.” to “Tiger Ethanol International Inc.” on November 24, 2006. On February 11, 2008 the Company changed its name to “Tiger Renewable Energy Ltd.” Another change of control of the Company occurred on June 4, 2009. On August 10, 2009, the Company changed its name to “Cono Italiano, Inc.” and its symbol changed to CNOZ.

On August 10, 2009, the Company conducted a one for sixty reverse stock split. As of such date, all of the outstanding shares of common stock of the Company have been consolidated such that stockholders of record hold one share of post-split common stock for every sixty shares owned prior to the reverse stock split. All fractional shares resulting from the reverse stock split have been rounded up to the next whole share.

The Company identified Cono Italiano, Inc. a Delaware corporation (“Cono Italiano (Delaware)”), as a business venture that would be suitable for the Company’s future operations. On November 12, 2009, the Company entered into agreement with the shareholders of Cono Italiano (Delaware) pursuant to which the Company acquired all of the issued and outstanding shares of the Cono Italiano (Delaware) and we will now operate Cono Italiano (Delaware) as a wholly-owned subsidiary of our Company.

Our principal business address is 10 Main Street, Keyport, NJ 07735 and our telephone number is 877-330-2666.

Our Business

The Company was previously party to a joint venture named Xinjiang Yajia Distillate Company Limited (the “Venture”) to produce ethanol in the People’s Republic of China. The Company’s board of directors determined that it was in our best interest to initiate a withdrawal from the ethanol business as of January 31, 2009 and assess alternative businesses.

On June 4, 2009, an Affiliate Stock Purchase Agreement (the “Stock Purchase Agreement”) was entered into by and between Gallant Energy International Inc. (“Gallant”), the owner of 5,000,000 shares of the Company’s common stock (prior to the Company’s one for sixty reverse stock split) and Lara Mac Inc. (“Lara Mac”), an entity controlled by Mitchell Brown (who is now the Chief Executive Officer of the Company and a member of the Company’s Board of Directors). Pursuant to the Stock Purchase Agreement, Gallant sold all of its 5,000,000 shares of the Company’s common stock to Lara Mac. The Gallant transaction with Lara Mac resulted in a change in control of the largest voting block of the Company effective as of June 4, 2009.

Under the terms of the Stock Purchase Agreement, the Board appointed five individuals to fill vacancies on the Board. These new directors commenced their service on June 19, 2009. The Board also appointed four new officers of the Company.

On June 22, 2009, Lara Mac entered into a Management Services Agreement with the Company (the “Management Services Agreement”). Pursuant to the Management Services Agreement, Lara Mac would render to the Company consulting and other advisory services in relation to developing strategic plans for inception of operations, corporate management, the operations of the Company, strategic planning, domestic and international marketing and sales, financial advice, including, without limitation, advisory and consulting services in relation to the selection and retention of candidates for senior management of the Company and its subsidiaries, prospective strategic alliance partners, preparing acquisition growth plans, identifying prospective merger and acquisition candidates, developing value propositions for the Company and acquisition candidates, analyzing financial implications of potential transactions, advising on negotiations regarding terms and conditions of transactions, outlining and managing due diligence issues and due diligence processes, introductions to prospective customers, selection of investment bankers or other financial advisors or consultants, and advice with respect to the capital structure of the Company, equity participation plans, employee benefit plans and other incentive arrangements for certain key executives of the Company (collectively, the “Services”). In exchange for the Services, Lara Mac received 9,553,377 shares of the Company’s common stock (these 9,553,377 shares were issued prior to the Company’s August 10, 2009 one for sixty reverse stock split, and accordingly, Lara Mac’s ownership of 14,553,377 shares was reduced to 242,557 shares pursuant to such reverse stock split). The parties to the Management Services Agreement also agreed that Lara Mac may render other services beyond the scope of activities which the parties contemplate as part of the Services, as to which Lara Mac shall be entitled to separate compensation that shall be negotiated in good faith by the parties on a case-by-case basis. The Company identified Cono Italiano, Inc. a Delaware corporation (“Cono Italiano (Delaware)”), as a business venture that would be suitable for the Company’s future operations. On November 12, 2009, the Company entered into agreement with the shareholders of Cono Italiano (Delaware) pursuant to which the Company acquired all of the issued and outstanding shares of the Cono Italiano (Delaware) and we will now operate Cono Italiano (Delaware) as a wholly-owned subsidiary of our Company. As an inducement to the shareholders of Cono Italiano (Delaware) to enter into the exchange described above, Lara Mac agreed to the cancellation of these 242,557 shares of the Company’s common stock and Termination of the Management Services Agreement.

On August 10, 2009, the Company conducted a one for sixty reverse stock split. As of such date, all of the outstanding shares of common stock of the Company have been consolidated such that stockholders of record hold one share of post-split common stock for every sixty shares owned prior to the reverse stock split. All fractional shares resulting from the reverse stock split have been rounded up to the next whole share.

Cono Italiano (Delaware)

In March 2006 Cono Italiano LLC, a New Jersey limited liability company, entered into an agreement with Kono Italia S.R. L., an Italian company doing business as “Pizza Hands.” Kono Italia S.R.L owns the designs, recipes and technology for the “Pizza Cono,” a food product for quick service restaurants consisting of a cone shaped pizza dough. Cono Italiano (Delaware), as the successor to Cono Italiano, LLC, holds a distribution agreement for North America from Kono Pizza in Italy. This distribution agreement grants the licensee an exclusive license to exploit this product in the United States, Canada and Mexico for a twenty-five (25) year term. The product is patented in the United States and Europe as is the cone production machine which is proprietary. In 2007 Cono Italiano, LLC introduced the product into the North American market by building an alliance with Center Plate, a food service provider to stadiums and arenas throughout North America. The Center Plate agreement was subsequently cancelled. At the present time, the Company has no contractual agreements with Center Plate.

Cono Italiano (Delaware) was formed through the merger of Cono Italiano LLC, a New Jersey limited liability company, and Janex International, Inc., a Delaware corporation, on January 14, 2008. The combined entity changed its name to “Cono Italiano, Inc.” on that date.

Cono Italiano is licensed to distribute a food product called the “Pizza Cono.” This Pizza Cone is designed to be a drip free, spill free cone-shaped pizza made of a proprietary dough and filled with freshly selected ingredients. The Company intends that the Pizza Cone will be distributed through the fast food market (the fast food market is generally defined as restaurants selling food and drinks for immediate consumption either on the premises in designated eating areas, or for consumption elsewhere). The Pizza Cone will be distributed to quick-service restaurants, takeaways, mobile and street vendors, and leisure locations. These establishments include typical fast food chains, supermarkets, convenience stores, entertainment facilities and sports arenas.

On July 9, 2008, Cono Italiano (Delaware) entered into a distribution and licensing agreement (the “Distribution Agreement”) with Pino Gelato, Inc., a South Carolina corporation presently involved in retail sales of Italian gelato and sales of franchises for the sale of gelato. Under the terms of the Distribution Agreement, we have granted to Pino Gelato, Inc. the rights in the United States, Canada and Mexico to sell and distribute our products through immediate consumption retail channels, such as a restaurant, snack bar, kiosk, or other similar setting. The initial term of the Distribution Agreement is for ten (10) years and shall be automatically renewed for additional ten (10) year terms if neither party is in material breach of the Distribution Agreement at the expiration date of each ten (10) year term. The Distribution Agreement includes the right to market Pizza Cones and establish Pizza Cone and Pino Gelato Cafes. Cono Italiano (Delaware) has received $100,000 in cash in consideration for such Distribution Agreement. There have been five retail channels established through Pino Gelato to date and Cono Italiano (Delaware) products have been sold to various sub-distributors throughout the country for distribution. As an inducement to buy the distribution and franchise rights by Pino Gelato, Inc. the Company agreed to issue 375,000 shares of common stock to Pino Gelato. Common stock amounting to 250,000 shares were issued to Pino Gelato, with the remaining 125,000 shares to be issued.

Cono Italiano (Delaware) has reserved distribution rights regarding the sale of products on a wholesale basis to grocery stores, convenience stores, and other similar establishments which do not resell the products to customers in a restaurant, snack bar, kiosk, or other similar setting. By way of example, Cono Italiano (Delaware) has retained the rights to sell the products on a wholesale basis to big box stores, convenience stores, and other chains that sell “frozen” packaged products.

As part of Cono Italiano (Delaware)’s marketing strategy, Cono Italiano (Delaware) paid $8,500 in September of 2008 to develop retail packaging and conducted a photo shoot for the product in October of 2008 at a cost of $1,500.

There have been five licenses sold to date and there are currently five such cafes in operation, located in South Carolina, Tennessee, Pittsburgh and Ohio. These cafes are presently selling the Pizza Cone product.

Since March of 2009, Cono Italiano (Delaware)’s marketing and distribution efforts have also included giving free samples of its product away at the Indianapolis Speedway, presenting the product to potential distributors at a trade show, and selling the product at an Italian festival in Indianapolis.

In July of 2008, the Company’s Chief Executive Officer, Mitchell Brown and Ramona Fantini of Pino Gelato formed a manufacturing entity, Edesia Emprise, LLC, to produce and manufacturer the "Cones" in Indianapolis Indiana. Mitchell Brown transferred his ownership interests in Edesia Emprise, LLC to his father, Gene Brown, later that month. Taylor's Bakery was contracted as a third party manufacturer for this project in January of 2009, and in March of 2009, Dough Bros., Inc., an entity established by Taylor’s Bakery, entered into an agreement with Edesia Emprise, LLC and Cono Italiano (Delaware).

In the first quarter of 2009, a production facility was established in Indianapolis, Indiana by Taylor’s Bakery with proprietary baking equipment purchased from Italy. Cono Italiano (Delaware) has been working together with the TurboChef Brand of ovens to develop cooking settings to bake the Cono Italiano (Delaware) product in retail distribution settings. Major food establishments including Subway, Dunkin Donuts, and Quick Chek currently use TurboChef Brand ovens to cook frozen products in their establishments. Cono Italiano (Delaware) shipped its initial orders for products in the second quarter of 2009. Cono Italiano (Delaware) buys and resells the TurboChef Brand ovens as needed. An alternative supplier, Amana, makes similar ovens at similar prices which the management of Cono Italiano (Delaware) believes it can rely upon if there is any disruption in supply of ovens from TurboChef Brand.

On October 22, 2009, Dough Bros., Inc., John Allen, Drew Allen, Matt Allen, Edesia Emprise, LLC, Cono Italiano (Delaware), Mitchell Brown, John Jacobs and Ramona Fantini entered into an agreement to terminate the relationship between Cono Italiano (Delaware), Edesia Emprise, LLC and Dough Bros., Inc.

On November 9, 2009, Cono Italiano (Delaware) entered into a Commitment Letter, pursuant to which, one of our shareholders, Lara Mac has agreed to provide financing to Cono Italiano, Inc., with such funds as the Company’s Board of Directors shall deem to be sufficient to maintain the Company’s ordinary course of business operations (the “Commitment Amount”). We may draw on the Commitment Amount in monthly tranches in accordance with our operating requirements as set forth in our business plan. The available Commitment Amount will be reduced by the aggregate cash proceeds received by the Company which are derived from the issuance of any equity securities and Company gross revenues. Draws on the Commitment Amount will be made on terms of unsecured notes, with interest set on each note as of the date of the draw at prime rate plus two percent per annum. The notes will mature and become repayable thirty calendar days after demand at any time following the earlier of (a) December 31, 2010 or (b) the date upon which we are in receipt of revenues or proceeds from the sales of equity securities. We will give Lara Mac customary representations and warranties regarding the good standing of our Company and status of progress in respect of our Company business plan prior to each draw on the Commitment Amount, and we will provide certifications and covenants regarding use of proceeds of each draw, which will be in customary forms reasonably requested by Lara Mac as determined by reference to similar lenders making similar loans to similar companies. Lara Mac will not be required to make any loans under the Commitment Amount to us if we are unable to make the representations, warranties, certifications or covenants, or if we are in breach of any previously given representations, warranties, certifications or covenants. If we breach any of the notes, the default rate will be 15% per annum and Lara Mac may seek recourse against our company for repayment of all of the notes. To date, there have been no borrowings under the Commitment Letter.

On November 11, 2009, Cono Italiano (Delaware) and Edesia Emprise, LLC entered into a Master Manufacturing Agreement. Pursuant to this Master Manufacturing Agreement, Edesia Emprise, LLC will produce the Company’s Pizza Cono product. Cono Italiano (Delaware) has agreed to pay Edesia Emprise, LLC the costs of production plus fifteen percent (15%). This Master Manufacturing Agreement has a five (5) year term and will automatically renew unless cancelled by one of the parties pursuant to its terms. This Master Manufacturing Agreement is exclusive within the United States. Edesia Emprise, LLC may either produce this product directly or through a subcontractor. On December 8, 2009, the Company was advised that Edesia Emprise had entered into its first subcontract agreement with Sunrise Baking Acquisition Company, based in Brooklyn, New York.

Distribution

The Company intends to contact food distributors who sell to the restaurant community to distribute the product. The Company will seek to develop relationships with independent commissioned sales representatives throughout the country to sell and market the product to the retail community and specialty customers. The Pizza Cone will be targeted at a substantial number of potential customers, including quick service restaurants, takeaways, mobile and street vendors, and leisure locations such as typical fast food chains, supermarkets, convenience stores, entertainment facilities, and sports arenas. The Company therefore does not anticipate depending on a single or a few major customers.

Cono Italiano’s marketing and distribution efforts have also included giving free samples of its product away at the Indianapolis Speedway, presenting the product to potential distributors at a trade show, and selling the product at an Italian festival in Indianapolis.

Competitive Position

Cono Italiano is a relatively new company introducing a new product into the market place for quick service pizza. The market in the United States for quick service pizza is large, highly fragmented and intensely competitive. There are no assurances that the product will be generally accepted.

We intend to do business under our new business model in highly competitive markets. There are many competitors, some of which are significantly larger, have access to much more important resources or capital than us, or have established reputations among potential customers. We may not be able to compete effectively against other industry participants.

Raw Materials

The raw materials used in production of the Pizza Cones include readily available food products which are purchased in bulk by third party contract bakers. All raw materials are supplied by the third party contract bakers pursuant to proprietary recipes and standards of Cono Italiano and baked into the product. Cono Italiano pays Edesia Emprise, LLC for the product following shipping.

Compliance with Government Regulations

At the present time, Cono Italiano does not need and has not requested government approval on any products and services. Edesia Emprise, LLC and the third party contract bakers of Edesia Emprise, LLC are responsible for operation of production facilities which make our cones and fillings, and they are subject to various federal state, and local laws, including various health sanitation, fire, and safety standards and may be subject to licensing and regulations by a number of governmental authorities.

Research and Development

The Company does note presently engage in spending on research and development. The Company’s anticipates that it may engage in such activity in the future.

Compliance with Environmental Laws

The costs and effects of compliance with federal, state and local environmental laws have not been material to our business from inception through the date of this Report.

Intellectual Property

Our success and ability to compete are dependent, in part, upon our ability to establish and adequately protect our intellectual property rights. We intend to rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements to establish and protect our proprietary rights. We expect to license certain proprietary rights from third parties. We also intend to protect our proprietary rights, in part, through the terms of license agreements and by confidentiality agreements with our employees, consultants, customers and others.

Employees

As of the date hereof, the Company has four (4) officers, Mitchell Brown (our Chief Executive Officer), Joseph Masselli, (our President and Chief Operating Officer), Alex J. Kaminski (our Chief Financial Officer and Treasurer) and Steve Savage (our Secretary).

Where You Can Find More Information

We do not currently maintain an internet website.

The Company is and expects to remain a “reporting company.” We will therefore be required to continue to file annual, quarterly and other filings with the U.S. Securities and Exchange Commission (the “SEC”). Members of the public may read and copy any materials which we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Members of the public may obtain additional information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, as well as other information regarding issuers that file electronically with the SEC. This site is located at http://www.sec.gov.

You may also request a copy of our filings at no cost, by writing or telephoning us at:

Cono Italiano, Inc.
10 Main Street
Keyport, NJ 07735
Telephone: 877-330-2666
Attn: Mitchell Brown
Chief Executive Officer

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 10 Main Street, Keyport, NJ 07735. We are not paying rent for this location, which is being provided by our Chief Executive Officer at no expense. We believe that this property is adequate for our current and immediately foreseeable operating needs. At the present time, we do not own any real estate. We do not have any policies regarding investments in real estate, securities or other forms of property.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened litigation against us that we expect will have a material adverse effect on our business, financial condition, liquidity, or operating results. We cannot assure you that we will not be adversely affected in the future by legal proceedings.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock trades on the over-the-counter bulletin board quotation system (OTCBB) under the symbol “CNOZ”. The following table shows the range of high and low bids per share of our Common Stock as reported by the Over-the-Counter Bulletin Board for the fiscal year periods indicated. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions. The prices set forth below have not been adjusted to reflect our August 10, 2009 one for sixty stock split.

	2010
	High	Low
1st Quarter ended March 31	$1.60	0.55

	2009
	High	Low
4th Quarter ended December 31	$3.49	1.50
3rd Quarter ended September 30	$6.60	0.06
2nd Quarter ended June 30	$0.15	0.06
1st Quarter ended March 31	$0.20	0.03

	2008
	High	Low
4th Quarter ended December 31	$0.20	0.06
3rd Quarter ended September 30	$0.56	0.09
2nd Quarter ended June 30	$1.45	0.52
1st Quarter ended March 31	$2.03	0.90

Holders

As of May 25, 2010 there were 81,880,988 shares of common stock issued and outstanding.

As of May 25, 2010 there were 67 holders of record of our common stock.

Dividend Policy

We have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

Securities Authorized for Issuance Under Equity Compensation Plans

At the present time, we have no securities authorized for issuance under equity compensation plans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

Selected Financial Data

Pursuant to permissive authority under Regulation S-K, Rule 301, we have omitted selected financial data.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this Report. This Report contains certain forward-looking statements and the Company's future operating results could differ materially from those discussed herein. Certain statements contained in this Report, including, without limitation, statements containing the words "believes", "anticipates," "expects" and the like, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, as the Company intends to issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, the Company is ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

Introduction

The Company was incorporated in the State of Nevada on September 9, 2004 as Arch Management Services Inc. A change of control of the Company occurred on June 5, 2006 and the Company changed its name from “Arch Management Services Inc.” to “Tiger Ethanol International Inc.” on November 24, 2006. On February 11, 2008 the Company changed its name to “Tiger Renewable Energy Ltd.” Another change of control of the Company occurred on June 4, 2009. On August 10, 2009, the Company changed its name to “Cono Italiano, Inc.” and its symbol changed to CNOZ.

On August 10, 2009, the Company conducted a one for sixty reverse stock split. As of such date, all of the outstanding shares of common stock of the Company have been consolidated such that stockholders of record hold one share of post-split common stock for every sixty shares owned prior to the reverse stock split. All fractional shares resulting from the reverse stock split have been rounded up to the next whole share.

Our principal business address is 10 Main Street, Keyport, NJ 07735 and our telephone number is 877-330-2666.

Our Business

The Company was previously involved in the production of ethanol from agricultural products. The Company’s board of directors determined that it was in our best interest to initiate a complete and total withdrawal from the ethanol business as of January 31, 2009. The Company subsequently began seeking new business opportunities.

We recently identified Cono Italiano (Delaware) as a business venture that would be suitable for future operation. On November 12, 2009, we entered into agreement with the shareholders of Cono Italiano (Delaware) pursuant to which we acquired all of the issued and outstanding shares of the Cono Italiano (Delaware) and we will now operate Cono Italiano (Delaware) as a wholly-owned subsidiary of our Company.

Cono Italiano (Delaware)

In March 2006 Cono Italiano LLC, a New Jersey limited liability company, entered into an agreement with Kono Italia S.R. L., an Italian company doing business as “Pizza Hands.” Kono Italia S.R.L owns the designs, recipes and technology for the “Pizza Cono,” a food product for quick service restaurants consisting of a cone shaped pizza dough. Cono Italiano (Delaware) (as the successor to Cono Italiano, LLC) holds a distribution agreement for North America from Kono Pizza in Italy. This distribution agreement grants the licensee an exclusive license to exploit this product in the United States, Canada and Mexico for a twenty-five (25) year term. The product is patented in the United States and Europe as is the cone production machine which is proprietary. In 2007 Cono Italiano, LLC introduced the product into the North American market by building an alliance with Center Plate, a food service provider to stadiums and arenas throughout North America. At the present time, Cono Italiano (Delaware) has no contractual agreements with Center Plate.

Cono Italiano (Delaware) was formed through the merger of Cono Italiano LLC, a New Jersey limited liability company, and Janex International, Inc., a Delaware corporation, in January, 2008. Cono Italiano (Delaware) was formed as Janex International, Inc. on July 6, 2007 in the State of Delaware. On January 8, 2008 Janex International Inc. changed its name to Cono Italiano, Inc. Cono Italiano, LLC (Cono, LLC) was formed on June 27, 2007 as a limited liability company in the State of New Jersey. Cono, LLC had no operations and its primary assets were the license rights to manufacture, market, and distribute “pizza cono”, a unique pizza style food product. In March 2007, the license rights held by the individual founders of Cono, LLC was sold to The Total Luxury Group (“TLG”), an unrelated entity. Subsequently, on January 8, 2008 the license rights were transferred to Mitchell Brown, our Company’s Chief Executive Officer, for the total consideration of $312,000. The transfer of Cono, LLC (which includes the license rights) was effected in settlement of an obligation due to Mitchell Brown by TLG. On January 14, 2008, Cono, LLC was sold to Cono Italiano (Delaware) for the total consideration of $426,000. In exchange for the 100% interest in Cono, LLC, the sole member of the LLC received 6,000,000 shares of Cono Italiano (Delaware) valued at $114,700 and was issued a promissory note for $312,000. Mitchell Brown is also a principal stockholder in the Company.

Cono Italiano (Delaware) is licensed to distribute a food product called the “Pizza Cono.” The Pizza Cone is designed to be a drip free, spill free cone-shaped pizza made of a proprietary dough and filled with freshly selected ingredients. The Company intends that the Pizza Cone will be distributed through the fast food market (the fast food market is generally defined as restaurants selling food and drinks for immediate consumption either on the premises in designated eating areas, or for consumption elsewhere). The Pizza Cone will be distributed to quick-service restaurants, takeaways, mobile and street vendors, and leisure locations. These establishments include typical fast food chains, supermarkets, convenience stores, entertainment facilities and sports arenas.

On July 9, 2008, Cono Italiano (Delaware) entered into a distribution and licensing agreement (the “Distribution Agreement”) with Pino Gelato, Inc., a South Carolina corporation presently involved in retail sales of Italian gelato and sales of franchises for the sale of gelato. Under the terms of the Distribution Agreement, we have granted to Pino Gelato, Inc. the rights in the United States, Canada and Mexico to sell and distribute our products through retail channels. The initial term of the Distribution Agreement is for ten (10) years and shall be automatically renewed for additional ten (10) year terms if neither party is in material breach of the Distribution Agreement at the expiration date of each ten (10) year term. The Distribution Agreement includes the right to market Pizza Cones and establish Pizza Cone and Pino Gelato Cafes. Cono Italiano (Delaware) has received $100,000 in cash in consideration for such Distribution Agreement. There have been five retail channels established to date for a licensing fee of $25,000. Product has been sold to various distributors throughout the country for distribution. As an inducement to buy the distribution and franchise rights by Pino Gelato, Inc. the Company agreed to issue 375,000 shares of common stock to Pino Gelato. Common stock amounting to 250,000 shares were issued to Pino Gelato, with the remaining 125,000 shares to be issued.

As part of Cono Italiano (Delaware)’s marketing strategy, Cono Italiano (Delaware) paid $8,500 in September of 2008 to develop retail packaging and conducted a photo shoot for the product in October of 2008 at a cost of $1,500.

There have been five licenses sold to date and there are currently five such cafes in operation, located in South Carolina, Tennessee, Pittsburgh and Ohio. These cafes are presently selling the Pizza Cone product.

In July of 2008, the Company’s Chief Executive Officer, Mitchell Brown and Ramona Fantini of Pino Gelato formed a manufacturing entity, Edesia Emprise, LLC, to produce and manufacturer the "Cones" in Indianapolis Indiana. Mitchell Brown transferred his ownership interests in Edesia Emprise, LLC to his father, Gene Brown, later that month. Taylor's Bakery was contracted as a third party manufacturer for this project in January of 2009, and in March of 2009, Dough Bros., Inc., an entity established by Taylor’s Bakery, entered into an agreement with Edesia Emprise, LLC and Cono Italiano (Delaware).

Since March of 2009, Cono Italiano (Delaware)’s marketing and distribution efforts have also included giving free samples of its product away at the Indianapolis Speedway, presenting the product to potential distributors at a trade show, and selling the product at an Italian festival in Indianapolis.

In the first quarter of 2009, a production facility was established in Indianapolis, Indiana by Taylor’s Bakery with proprietary baking equipment purchased from Italy. Cono Italiano (Delaware) has been working together with the TurboChef Brand of ovens to develop cooking settings to bake the Cono Italiano product in retail distribution settings. Major food establishments including Subway, Dunkin Donuts, and Quick Chek currently use TurboChef Brand ovens to cook frozen products in their establishments. Cono Italiano (Delaware) shipped its initial orders for products in the second quarter of 2009. Cono Italiano (Delaware) buys and resells the TurboChef Brand ovens as needed. An alternative supplier, Amana, makes similar ovens at similar prices which the management of Cono Italiano (Delaware) believes it can rely upon if there is any disruption in supply of ovens from TurboChef Brand.

On October 22, 2009, Dough Bros., Inc., John Allen, Drew Allen, Matt Allen, Edesia Emprise, LLC, Cono Italiano (Delaware), Mitchell Brown, John Jacobs and Ramona Fantini entered into an agreement to terminate the relationship between Cono Italiano (Delaware), Edesia Emprise, LLC and Dough Bros., Inc.

On November 11, 2009, Cono Italiano (Delaware) and Edesia Emprise, LLC entered into a Master Manufacturing Agreement. Pursuant to this Master Manufacturing Agreement, Edesia Emprise, LLC will produce the Company’s Pizza Cono product. Cono Italiano (Delaware) has agreed to pay Edesia Emprise, LLC the costs of production plus fifteen percent (15%). This Master Manufacturing Agreement has a five (5) year term and will automatically renew unless cancelled by one of the parties pursuant to its terms. This Master Manufacturing Agreement is exclusive within the United States. Edesia Emprise, LLC may either produce this product directly or through a subcontractor. On December 8, 2009, the Company was advised that Edesia Emprise had entered into its first subcontract agreement with Sunrise Baking Acquisition Company, based in Brooklyn, New York.

Financial Information in this Report

The acquisition of Cono Italiano (Delaware) by our Company is for accounting purposes treated as a reverse acquisition where Cono Italiano (Delaware) is the accounting survivor. As such, all financial information discussed and presented herein is the historical and current information pertaining only to Cono Italiano (Delaware) except as otherwise indicated. The financial statements and notes included as part of this Report pertain only to Cono Italiano (Delaware) as the accounting survivor and disregard the historical financial statements filed by our Company prior to the acquisition of Cono Italiano (Delaware).

In connection with the acquisition of Cono Italiano (Delaware), the Company changed its fiscal year end from January 31st to December 31st.

Revenues

From inception through March 31, 2010, the Company has had total sales of $26,412. From inception through December 31, 2009, the Company has had total sales of $23,885. In the three month period ended March 31, 2010, Cono Italiano (Delaware) had total sales of $2,527, compared to total sales of $0 in the three month period ended March 31, 2009. In the twelve month period ended December 31, 2009, Cono Italiano (Delaware) had total sales of $12,600, compared to total sales of $11,285 in the twelve month period ended December 31, 2008.

Financial Condition, Liquidity and Capital Resources

Through March 31, 2010, Cono Italiano (Delaware) has accrued total liabilities of $1,129,189 in the course of developing its operations. Total liabilities increased from $1,280,647 at December 31, 2009 to $1,129,189 at March 31, 2010. Through December 31, 2009, Cono Italiano (Delaware) has accrued total liabilities of $1,280,647 in the course of developing its operations. Total liabilities increased from $831,838 on December 31, 2008 to $1,280,647 at December 31, 2009. The Company’s expenditures are expected to increase as the Company expands its operations, expends additional funds on marketing, administration and new staff, and commences the payment of salaries to existing officers and directors (although the Company’s officers and directors have agreed that they will not receive any salary through December 31, 2010). The main source of the Company’s cash has been loans from an officer; our Chief Executive Officer, Mitchell Brown, was owed $636,866 as of March 31, 2010. Mitchell Brown was owed $624,366 as of December 31, 2009, which total loan amount had increased from $568,828 at December 31, 2008.

The total assets of Cono Italiano (Delaware) decreased from $322,041 on December 31, 2009 to $308,999 on March 31, 2010. The Company’s largest asset as of March 31, 2010 was the value of its licensing rights, net of accumulated amortization, which was $135,379 as of March 31, 2010, a decline from $137,004 at December 31, 2009 and $143,502 at December 31, 2008. The total assets of Cono Italiano (Delaware) increased from $240,497 on December 31, 2008 to $322,041 on December 31, 2009. As of March 31, 2010, Cono Italiano (Delaware) had $1,280 in cash and cash equivalents on hand, as compared to $10,658 on hand as of December 31, 2009 and $724 on hand as of December 31, 2008.

From inception through March 31, 2010, the Company’s total expenses have been $1,480,830; from inception through December 31, 2009, these total expenses were $1,432,172. Total expenses for the three month period ended March 31, 2010 were $48,658. This included, in part, general and administrative expenses of $43,215 and interest expense of $5,443. This was an increase from the three month period ended March 30, 2009, in which total expenses were $38,819, consisting of selling expenses of $1,422, general and administrative expenses of $34,643 and interest expenses of $2,754. Total expenses for the twelve month period ended December 31, 2009 were $446,470. This included, in part, selling expenses of $48,735, compensation expenses of $140,005, general and administrative expenses of $240,634 and interest expense of $20,296. This was a decrease from the twelve month period ended December 31, 2008, in which total expenses were $935,412, consisting of selling expenses of $121,631, compensation expense of $280,000, general and administrative expenses of $521,863 and interest expenses of $11,918.

From inception through March 31, 2010, the Company’s gross profits have been $17,289. This includes gross profits for the three month period ended March 31, 2010 of $2,527. From inception through December 31, 2009, the Company’s gross profits have been $14,762.

The Company’s net loss from inception through March 31, 2010 has been $1,463,541. The net loss for the quarterly period ended March 31, 2010 was $46,131. The Company’s net loss from inception through December 31, 2009 was $1,417,410. The net loss for the twelve month period ended December 31, 2009 was $437,325. This was a decrease from the twelve month period ended December 31, 2008, in which the net loss was $929,795.

The Company’s management believes that Cono Italiano will need additional capital to conduct business, grow and expand the Company. The terms and condition of any which we may receive financing could have a material adverse affect on our business, results of operations, liquidity and financial condition.

On November 9, 2009, Cono Italiano (Delaware) entered into a Commitment Letter, pursuant to which, one of our shareholders, Lara Mac has agreed to provide financing to Cono Italiano, Inc., with such funds as the Company’s Board of Directors shall deem to be sufficient to maintain the Company’s ordinary course of business operations (the “Commitment Amount”). We may draw on the Commitment Amount in monthly tranches in accordance with our operating requirements as set forth in our business plan. The available Commitment Amount will be reduced by the aggregate cash proceeds received by the Company which are derived from the issuance of any equity securities and Company gross revenues. Draws on the Commitment Amount will be made on terms of unsecured notes, with interest set on each note as of the date of the draw at prime rate plus two percent per annum. The notes will mature and become repayable thirty calendar days after demand at any time following the earlier of (a) December 31, 2010 or (b) the date upon which we are in receipt of revenues or proceeds from the sales of equity securities. We will give Lara Mac customary representations and warranties regarding the good standing of our Company and status of progress in respect of our Company business plan prior to each draw on the Commitment Amount, and we will provide certifications and covenants regarding use of proceeds of each draw, which will be in customary forms reasonably requested by Lara Mac as determined by reference to similar lenders making similar loans to similar companies. Lara Mac will not be required to make any loans under the Commitment Amount to us if we are unable to make the representations, warranties, certifications or covenants, or if we are in breach of any previously given representations, warranties, certifications or covenants. If we breach any of the notes, the default rate will be 15% per annum and Lara Mac may seek recourse against our company for repayment of all of the notes. As of the end of the period covered by this Report, there had been no borrowings under the Commitment Letter.

The independent auditor's reports of EFP Rotenberg LLP for the period ended December 31, 2009 contained "going concern" qualifications, noting that there was an accumulated deficit of $980,085 at December 31, 2008 and $1,417,410 at December 31, 2009. Cono Italiano (Delaware)’s auditors expressed the opinion that such entity’s continued existence is dependent upon its ability to raise capital. The financial statements do not include any adjustments that might be necessary should Cono Italiano (Delaware) be unable to continue as a going concern.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The preparation of the financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures. Though we evaluate our estimates and assumptions on an ongoing basis, our actual results may differ from these estimates.

Intangible Assets

Intangible assets consist of licensing rights. The Company applies an impairment evaluation whenever events or changes in business circumstances indicate that the carrying value of the intangible assets may not be recoverable. Other intangible assets are amortized on a straight-line basis over their estimated economic lives. The Company believes that the straight-line method of amortization reflects an appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefits obtained annually by the Company.

Stock-Based Compensation

Stock-based compensation related to non-employees is recognized as compensation expense in the accompanying consolidated statements of operations and is based on the fair value of the services received or the fair value of the equity instruments issued, whichever is more readily determinable. The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of FASB ASC 505, “Equity Based Payments to Non-Employees.” The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Off Balance Sheet Arrangements

The Company does not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 12, 2009, the Company dismissed its independent auditor, Paritz and Company P.A. and appointed EFP Rotenberg LLP, as its independent auditor. The decision to change auditors was approved by the Company's Board of Directors.

During the Company's fiscal years ended January 31, 2009 and January 31, 2008, and the interim period between January 31, 2009 and November 12, 2009, the opinion of Paritz and Company P.A. on the Company's financial statements did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: the independent auditor's report of Paritz and Company P.A. dated May 18, 2009 (for the year ended January 31, 2009) contained "going concern" qualifications. These qualifications questioned the Company’s ability to raise additional funds through either the sale of equity securities or issuance and stressed the absence of any resulting adjustments in the financial statements; thus raising substantial doubts regarding the Company's ability to continue as a going concern. During the Company's two most recent fiscal years, and through the date of their dismissal, there were no disagreements with Paritz and Company P.A., whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Paritz and Company P.A.’s satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

During the years ended January 31, 2009 and January 31, 2008, and the interim period between January 31, 2009 and the appointment of EFP Rotenberg LLP, neither the Company nor anyone acting on the Company’s behalf consulted with EFP Rotenberg LLP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a disagreement as that term is used in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K or a reportable event as that term is used in Item 304(a)(1)(v) and the related instructions to Item 304 of Regulation S-K.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We did not have any operations which implicated market risk as of the end of the latest fiscal year. We intend to implement an analysis and assessment program which will on a regular basis determine exposures of the Company to future risks. We expect to report the results of all such quantitative and qualitative risk assessments prior to entering into any material agreements, and on a regular monthly and annual basis to our audit committee so that responsive risk management measures can be discussed and actions taken to the extent reasonably feasible. Inflationary factors in the future, such as increases in overhead costs, may adversely affect our operating results. A high rate of inflation in the future may have an adverse effect on our ability to manage selling, general and administrative expenses as a percentage of net revenues if our revenues do not increase with these increased costs.

MANAGEMENT AND CERTAIN SECURITY HOLDERS

Directors, Executive Officers, Promoters and Control Persons

The following table presents information with respect to our officers, directors and significant employees as of May 25, 2010:

Name	Age	Position
Mitchell Brown	45	Chief Executive Officer and Director
Joseph Masselli	45	President, Chief Operating Officer and Director
Alex J. Kaminski	44	Chief Financial Officer, Treasurer and Director
Steve Savage	52	Secretary and Director
Scott Smith	42	Director

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office.

Biographical Information Regarding Officers and Directors

Mitchell Brown, Chief Executive Officer and Director

Mr. Brown was appointed Chief Executive Officer on June 4, 2009 and commenced serving as a director on June 19, 2009. From 2004 through 2007, Mr. Brown served as the President of Discount Direct, a marketing company which served various cell phone providers. From 2007 through the date hereof, Mr. Brown has served as the Chairman and Chief Executive Officer of Cono Italiano, Inc., a company which has acquired the North American rights to sell certain food products.

Joseph Masselli, President, Chief Operating Officer and Director

Mr. Masselli was appointed President and Chief Operating Officer on June 4, 2009 and commenced serving as a director on June 19, 2009. From 2004 through 2008, Mr. Masselli was the Owner-General Managing Partner of a restaurant/club. Since 2008, Mr. Masselli has been employed by Cono Italiano, Inc., where he leads the Marketing and Public Relations efforts to establish Cono Italiano’s brand.

Alex J. Kaminski, Chief Financial Officer, Treasurer and Director

Mr. Kaminski was appointed Treasurer of the Company on June 4, 2009. He commenced serving as Chief Financial Officer on June 22, 2009 and Director on June 19, 2009. Mr. Kaminski is a Certified Public Accountant. Since 1989, he has had his own practice. From 2002 to 2008 he served as the Chief Financial Officer and President of Basik Funding Inc. Since 2005, he has also served as the President of Homestead Funding Group Inc.

Steve Savage, Secretary and Director

Mr. Savage commenced serving as Secretary and Director on June 19, 2009. For the past 5 years Mr. Savage has served as President and owner of Ocean Consultants Inc. a Real Estate Investment company. The purpose of the business was to locate, purchase, remodel and market various residential properties.

Scott Smith, Director

Mr. Smith commenced serving as a director on June 19, 2009. Since 1997, Mr. Smith has served as the owner and manufacturer’s representative for S.J. Smith Distributors Inc. Since 2002, Mr. Smith has served as the Corporate Sales Manager for Ray Catena Motor Car in Edison, NJ.

Family Relationships

None of the Company’s officers or directors have any family relationships with the Company’s other officers or directors or persons nominated or chosen by the Company to become officers or directors.

Involvement in Certain Legal Proceedings

During the past five years no director, person nominated to become a director, executive officer, promoter or control person of the Company has: (i) had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (iv) been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION

Executive Compensation

The following table sets forth compensation for each of the past three fiscal years with respect to each person who served as Chief Executive Officer of the Company and each of the four most highly-compensated executive officers of the Company who earned a total annual salary and bonuses that exceeded $100,000 in any of the three preceding fiscal years.

Summary Compensation Table

Name and Principal Position	Year (1)(2)	Salary ($)	Stock Awards ($)	Total

Mitchell Brown, Chief Executive Officer and Director (3)	2009	0	$140,005	140,005
	2008	0	280,000	280,000

Joseph Masselli, President, Chief Operating Officer and	2009	0	0	0
Director (3)	2008	0	40,000	40,000

Alex J. Kaminski, Chief Financial Officer, Treasurer	2009	0	0	0
and Director (3)	2008	0	0	0

Steve Savage, Secretary and Director (3)	2009	0	0	0
	2008	0	20,000	20,000

Officers serving the Company prior to the acquisition of Cono Italiano (Delaware):

James Pak Chiu Leung former CEO, former President,	2009	70,000	0	70,000
former Director (4)	2008	131,000	0	131,000

Robert G. Clarke, former CEO(5)	2009	0	0	0

Michel St-Pierre, former CFO (6)	2009	116,694	0	116,694
	2008	109,359	0	109,359

(1)	No officers earned over $100,000 in any of the three preceding fiscal years, other than as set forth above.
(2)
The Company’s fiscal year previously ended on January 31st. The Company changed its fiscal year-end from November 30, 2006 to January 31, 2007, and on November 12, 2009 the Company changed its fiscal year end to December 31st.  The 2009 and 2008 fiscal years for Mitchell Brown, Joseph Masselli, Alex J. Kaminski and Steve Savage refer to the fiscal years ended December 31, 2009 and December 31, 2008. The 2009 and 2008 fiscal years for Mr. Leung, Mr. Clarke and Mr. St-Pierre refer to the fiscal years ended January 31, 2009 and January 31, 2008.

(3)	To date, each of Mitchell Brown, Joseph Masselli, Alex J. Kaminski and Steve Savage have not been paid cash compensation by either the Company or Cono Italiano (Delaware).
(4)
Mr. Leung was granted stock options to purchase 70,000 shares. The Company valued these options using the Black-Scholes option -pricing valuation model. The model uses market sourced inputs such as interest rates, stock prices, and option volatilities, the selection of which requires Company management’s judgment, and which may impact the value of the options. The assumptions used in the Black-Scholes valuation model were: a risk-free interest rate of 4.6% and 4.7%; the current stock price at date of issuance of $0.03 and $2.00 per share; the exercise price of the options of $0.05 and $2.00 per share; the term of 5 years; volatility of 157% and 160%.  The stock options granted to Mr. Leung have vested as follows: 60,000 were granted on October 5, 2006 and vested immediately, 5,000 were granted on November 6, 2006, and vested on that date, and 5,000 were granted on November 6, 2006 and vested on November 6, 2007.

(5)	Mr. Clarke was appointed as the Company’s President and CEO on September 12, 2008; he resigned from these positions on June 4, 2009.

(6)	Mr. St-Pierre served as the Chief Financial Officer of the Company from January 9, 2007 until June 22, 2009.

None of the officers earned any bonus, restricted stock awards, LTIP Payouts or any other annual or long term compensation other than the stock awards paid to each of Mr. Brown, Mr. Masselli and Mr. Savage by Cono Italiano (Delaware).

Outstanding Equity Awards at Fiscal Year-End (1)

As of the end of our most recent fiscal year, December 31, 2009, Mitchell Brown, our Chief Executive Officer and Director, Joseph Masselli, our President, Chief Operating Officer and Director, Alex J. Kaminski, our Chief Financial Officer, Treasurer and Director and Steve Savage, our Secretary and Director have not been issued any options in the Company.

The following table provides the information regarding outstanding options owned by the named executive officers and directors as of December 31, 2009.  We have never granted any stock appreciation rights.  The shares and option exercise prices set forth below reflect our August 10, 2009 one for sixty stock split.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date

James Pak Chiu Leung, Former CEO, Former President and Former Director (1)	84	0	120.00	November 6, 2012
	84	0	120.00	November 6, 2011
Claude Pellerin, Former Secretary and Former Director (2)	84	0	120.00	November 6, 2012
	84	0	120.00	November 6, 2011

(1) Mr. Leung served as the Chief Executive Officer, President and Director of the Company from June 5, 2006 to September 9, 2008.
(2) Mr. Pellerin resigned as the Company’s secretary on June 19, 2009.

Director Compensation

The persons who served as members of our board of directors, including executive officers, did not receive any compensation for services as a director in either the fiscal year ended December 31, 2009 or the fiscal year ended January 31, 2009.

The Company has employment agreements with each of Mitchell Brown, Joseph Masselli, Alex Kaminski and Steve Savage.  These directors will not be separately compensated for their service as directors, as they are also serving as officers of the Company.  The Company does not have an employment or other compensation agreement with Scott Smith, who was compensated according to the schedule above.  Mr. Smith, who will be serving only as a director and not as an officer will be paid a fee of $18,000 per annum, which will be deferred for the first year of service to the Company.

Employment Contracts

As of the end of our prior fiscal year on January 31, 2009 the Company did not have any employment contracts with any officer, director or other employees.  On December 30, 2009, the Company entered into employment agreements with each of the officers serving the Company.  The employment agreements contained the following material provisions: (i) two-year terms with automatic renewal provisions unless notice is given by either party 30 days prior to renewal; (ii) commitment of a substantial portion of their professional time to the Company, consisting of 75% of their time for Mitchell Brown and 60% of their time for each of Joseph Masselli, Alex Kaminski and Steve Savage; and (iii) and additional customary employment agreement terms and conditions.  The officers have agreed that they will not receive any compensation for their services to the Company prior to January 1, 2012.  The compensation of the officers has been set as follows:

Officer	Annual Salary
Mitchell Brown, Chief Executive Officer	$125,000
Joseph Masselli, President and Chief Operating Officer	$75,000
Alex Kaminski, Chief Financial Officer and Treasurer	$50,000
Steve Savage, Secretary	$50,000

It has been agreed by the Company, Mr. Scott Smith (a director of the Company) and Mr. Alex Kaminski (the Chief Financial Officer and Treasurer of the Company) that pursuant to separate stock option agreements, Mr. Smith will be granted options to purchase 2,000,000 shares of the Company’s common stock at $.01 per share and Mr. Kaminski will be granted options to purchase 1,500,000 shares of the Company’s common stock at $.01 per share.  These options will vest in one year and will expire in three years.

Equity Incentive Plan

On October 5, 2006, the Company’s Board of Directors adopted the Company’s 2006 Equity Incentive Plan, which authorizes the Company to issue options for the purchase of up to 2,000,000 shares of the Company’s common stock, pursuant to the terms and conditions set forth therein. The Equity Incentive Plan authorizes the issuance of incentive stock options (ISO) and non-qualified stock options (NQOs) to our employees, directors or consultants.

During the year ended November 30, 2006, the Company issued 517,500 stock options to officers and directors of the Company with an average exercise price of $0.30 per share. Of the stock options issued, 450,000 were vested on October 5, 2006, 33,750 were vested on November 1, 2006 and the balance vested on November 1, 2007.  Following the resignation of one of our directors in January 2007, 70,000 such options were cancelled. During the month of August, 2007, the Company issued 50,000 stock options to officers and directors of the Company with an average exercise price of $2.86 per share. Of the stock options issued, 50,000 vested on August 1, 2007.  No options were exercised during the years ended January 31, 2009 or December 31, 2009.  As of January 31, 2009 we had three directors and officers eligible to receive options under the Equity Incentive Plan.  Options to buy 277,500 shares of common stock (equal to 4,625 shares of common stock after the 1 for 60 stock split) were outstanding under the Equity Incentive Plan and 1,722,500 shares remained available for grants under this plan.  As of December 31, 2009, we had five officers and directors eligible to receive options under the Equity Incentive Plan.  Options to buy 336 shares of common stock were outstanding under the Equity Incentive Plan and 1,999,664 options remained eligible for grant.

2006 Equity Plan Administration

The compensation committee is empowered to select those eligible persons to whom options shall be granted under the 2006 Equity Incentive Plan; to determine the time or times at which each option shall be granted, whether options will be ISOs or NQOs and the number of shares to be subject to each option; and to fix the time and manner in which each option may be exercised, including the exercise price and option period, and other terms and conditions of options, all subject to the terms and conditions of the 2006 Equity Incentive Plan.  The compensation committee has sole discretion to interpret and administer the Plan, and its decisions regarding the Plan are final.

2006 Equity Plan Option Pricing

Each grant shall specify an option price per share, which shall be equal to or greater than the fair market value per share on the grant date; provided that in the case of any incentive stock option granted to a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any subsidiary, the option price shall not be less than 110% of the fair market value of a share on the date of grant.

2006 Equity Plan Amendment and Termination

The Plan may be amended from time to time by the Board, but no such amendment shall increase any of the limitations concerning the shares or options available under the Plan, other than to reflect an adjustment made in accordance with Section 14 of the Plan (i.e. dilution, enlargement of the rights of participants in the Plan), change the class of persons eligible to receive grants of awards or the types of awards available under the Plan and increase the benefits to participants under the Plan, in any such case without the further approval of the stockholders of the Company.  The Board will also condition any amendment on the approval of the stockholders of the Company if such approval is necessary with respect to the applicable listing or other requirements of a national securities exchange or other applicable laws, policies or regulations, and the Board may condition any amendment on the approval of the stockholders of the Company if such approval is deemed advisable to comply with such requirements.

The Plan shall terminate on the tenth anniversary of the date upon which it is approved by the stockholders of the Company, and no award shall be granted after that date.

The Company expects to adopt a new equity plan during the foreseeable future which will be similar to the 2006 Plan.

Indemnification Agreements

Through its Indemnification Agreements, the Company agrees to indemnify directors and officers, to the extend provided for in the Agreement, and to hold them harmless from and against, any losses or expenses at any time incurred by or assessed against them arising out of or in connection with their work as a director, advisory director, Board Committee member, officer, employee or agent of the Company or of an affiliate, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity while serving as an officer or director of the Company or of an Affiliate, to the fullest extent permitted by law in as in effect or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification.

Whistleblower Procedures Policy

In accordance with the requirements of Section 301 of the Sarbanes-Oxley Act of 2002, the Board of Directors the Company has adopted this Whistleblower Procedures Policy, stating that all employees of the Company and its subsidiaries are strongly encouraged to report any evidence of financial irregularities which they may become aware of, including those with respect to internal controls, accounting or auditing matters.  Under this Whistleblower Procedures Policy, the management of the Company shall promptly and periodically communicate to all employees with access to accounting, payroll and financial information the means by which they may report any such irregularities.  In the event an employee is uncomfortable for any reason reporting irregularities to his or her supervisor or other management of the Company, employees may report directly to any member of the Board of Directors of the Company.  The identity of any employee reporting under these procedures will be maintained as confidential at the request of the employee, or may be made on an anonymous basis.  Notice must be provided to all of the Company’s employees with access to accounting, payroll and financial information in respect of these procedures.

Changes in Control

As of the date of filing of this Report, the Company is unaware of any arrangement which may result in a change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the close of business on May 25, 2010, the total number of shares owned beneficially by the Company’s directors, officers and key employees, and any person (including any group) who is known to the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities.  Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated. The percentage of ownership set forth below reflects each holder's ownership interest in the 81,880,988 shares of the Company's common stock outstanding as of May 25, 2010.  The number of shares set forth below reflect both our August 10, 2009 one for sixty stock split, and our share exchange which was entered into as of November 12, 2009.

Amount and Nature of
Beneficial Ownership

Name and Address of Beneficial Owner	Shares	Options/ Warrants (1)	Total (1)	Percentage of Shares Outstanding (1)
Five Percent Stockholders
Lara Mac Inc.(2)	6,000,000	0	6,000,000	7.3%
Joseph H. Masselli	15,000,000	0	15,000,000	18.3%
Executive Officers and Directors
Mitchell Brown, Chief Executive Officer and Director (2)	36,000,000	0	36,000,000	44%
Joseph Masselli, President, Chief Operating Officer and Director	15,000,000	0	15,000,000	18.3%
Alex J. Kaminski, Chief Financial Officer, Treasurer and Director	0	0	0	0%
Steve Savage, Secretary and Director	750,000	0	750,000	.9%
Scott Smith, Director	0	0	0	0%
All officers and directors as group (5 persons)	51,750,000	0	51,750,000	63.2%
* Less than 1%.

The mailing address for each of the officers and directors is Cono Italiano, Inc., 10 Main Street, Keyport, NJ 07735.

(1)   Includes options and warrants exercisable as of the date hereof or within 60 days hereafter. The Company is unaware of any pledges of any shares, options or warrants by any of the individuals or entities listed above.  The Company intends to make option grants to certain officers and directors within the foreseeable future, however, no options or agreements pertaining to options have been granted or entered into by the Company or such officers and directors as of the date hereof.

(2)  Our Chief Executive Officer Mr. Mitchell Brown has sole voting power and sole power of disposition over all 6,000,000 shares of Company common owned by Lara Mac Inc. (in addition to 30,000,000 shares owned by Mr. Brown directly), and as such all such shares are therefore deemed to be beneficially owned by Mr. Brown.

Potential Changes in Control

To the knowledge of management, there are no present arrangements or pledges of securities of the Company which may result in a change in control of the Company.

Changes in Control

On June 4, 2009, an Affiliate Stock Purchase Agreement (the “Stock Purchase Agreement”) was entered into by and between Gallant Energy International Inc. (“Gallant”), the owner of 5,000,000 shares of the Company’s common stock and Lara Mac Inc. (“Lara Mac”), an entity controlled by Mitchell Brown (who is now the Chief Executive Officer of the Company and a member of the Company’s Board of Directors).  Pursuant to the Stock Purchase Agreement, Gallant sold all of its 5,000,000 shares of the Company’s common stock to Lara Mac.

The Gallant transaction with Lara Mac resulted in a change in control of the largest voting block of the Company effective as of June 4, 2009.  The compensation which Gallant received from Lara Mac consisted of Lara Mac’s agreement to assure the payment of certain obligations of the Company in the amount of $162,139 which shall be paid by the Company in due course.  The Company is not a party to the Stock Purchase Agreement.  The address of Lara Mac is 10 Main Street, Keyport, NJ 07735.

In addition, on June 22, 2009, the Company and Lara Mac entered into a Management Services Agreement.  In exchange for the provision of services as set forth therein, Lara Mac received 9,553,377 shares of the Company’s common stock. On November 6, 2009, as additional inducement to the shareholders of Cono Italiano (Delaware) to enter into the Share Exchange Agreements, Lara Mac Inc. agreed to the termination of the Management Services Agreement with Cono Italian (Nevada) and cancellation of all Cono Italian (Nevada) shares previously issued to Lara Mac under the Management Services Agreement (242,557 shares of the Company’s common stock as adjusted for the one-for-sixty reverse stock split).

After giving effect to the Share Exchange, Mitchell Brown, both as an individual and through his control of Lara Mac, controls 36,000,000 shares of the Company’s common stock.  These shares constitute 44% of the Company’s 81,880,988 issued and outstanding shares.

Adverse Interests

The Company is not aware of any material proceeding to which any director, officer, or affiliate of the Company, or any owner of record or beneficially of more than five percent of any class of the Company’s voting securities, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

 Lara Mac Inc. Management Services Agreement

On June 22, 2009, Lara Mac Inc., an entity controlled by Mitchell Brown, our Chief Executive Officer and a member of our Board of Directors, entered into a Management Services Agreement with the Company (the “Management Services Agreement”).  Pursuant to the Management Services Agreement, Lara Mac would render to the Company consulting and other advisory services in relation to developing strategic plans for inception of operations, corporate management, the operations of the Company, strategic planning, domestic and international marketing and sales, financial advice, including, without limitation, advisory and consulting services in relation to the selection and retention of candidates for senior management of the Company and its subsidiaries, prospective strategic alliance partners, preparing acquisition growth plans, identifying prospective merger and acquisition candidates, developing value propositions for the Company and acquisition candidates, analyzing financial implications of potential transactions, advising on negotiations regarding terms and conditions of transactions, outlining and managing due diligence issues and due diligence processes, introductions to prospective customers, selection of investment bankers or other financial advisors or consultants, and advice with respect to the capital structure of the Company, equity participation plans, employee benefit plans and other incentive arrangements for certain key executives of the Company (collectively, the “Services”).  In exchange for the Services, Lara Mac shall receive 9,553,377 shares of the Company’s common stock (the “Fee”).  The value of the restricted shares of common stock constituting the Fee is deemed to be $0.044 per share, which is equivalent to fifty percent of the average closing trading price of the Company’s common stock during the ninety day period of February 27, 2009, through May 27, 2009.  Such time period is deemed to constitute an objective public capital market valuation of the Company’s stock price, having an aggregate value of $410,666 (the “Issue Value”).  The parties to the Management Services Agreement also agreed that Lara Mac may render other services beyond the scope of activities which the parties contemplate as part of the Services, as to which Lara Mac shall be entitled to separate compensation that shall be negotiated in good faith by the parties on a case-by-case basis.  In the event that the Company is not generating organic revenues (excluding interest and investment income) as of the first anniversary of the date of the Management Services Agreement, then all of the Shares constituting the Fee shall be subject to repurchase in the entirety by the Company at a repurchase price equal to the Issue Value. On November 6, 2009, as additional inducement to the shareholders of Cono Italiano (Delaware) to enter into the Share Exchange Agreements, Lara Mac Inc. agreed to the termination of the Management Services Agreement with Cono Italian (Nevada) and cancellation of all Cono Italian (Nevada) shares previously issued to Lara Mac under the Management Services Agreement (242,557 shares of the Company’s common stock as adjusted for the one-for-sixty reverse stock split).

There have been no transactions, since the beginning of the Company’s last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at fiscal year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest, except as set forth above.

Mr. Scott Smith, who is the only current member of the Board of Directors who is independent under the standards for independence contained in the Nasdaq Marketplaces Rules, Rule 5605(a)(2), has independently reviewed and assessed the fairness of the Management Services Agreement.  Mr. Smith has determined that the terms and conditions of the Management Services Agreement are fair and reasonable to the Company and its shareholders and he has recommended that the Management Services Agreement be adopted and approved by the entire Board of Directors.  Mr. Mitchell Brown, having an economic interest in the Management Services Agreement through his beneficial ownership of Lara Mac, recused himself from all deliberations and voting in regard to the Management Services Agreement.

Edesia Emprise, LLC

In July of 2008, the Company’s Chief Executive Officer, Mitchell Brown and Ramona Fantini of Pino Gelato formed a manufacturing entity, Edesia Emprise, LLC, to produce and manufacturer the "Cones" used in the Company’s products at a location in Indianapolis Indiana.  Mitchell Brown transferred his ownership interests in Edesia Emprise, LLC to his father, Gene Brown, later that month.

On November 11, 2009, Cono Italiano (Delaware) and Edesia Emprise, LLC entered into a Master Manufacturing Agreement.  Pursuant to this Master Manufacturing Agreement, Edesia Emprise, LLC will produce the Company’s Pizza Cono product.  Cono Italiano (Delaware) has agreed to pay Edesia Emprise, LLC the costs of production plus fifteen percent (15%).  This Master Manufacturing Agreement has a five (5) year term and will automatically renew unless cancelled by one of the parties pursuant to its terms.  This Master Manufacturing Agreement is exclusive within the United States.  Under the Master Manufacturing Agreement, Edesia Emprise, LLC may engage qualified subcontractors throughout its territory for purposes of performing its obligations to the Company.  On December 8, 2009, the Company was advised that Edesia Emprise had entered into its first subcontract agreement with Sunrise Baking Acquisition Company, based in Brooklyn, New York.

On November 12, 2009, the Company’s Board of Directors ratified the Master Manufacturing Agreement entered into by and between Cono Italiano (Delaware) and Edesia Emprise, LLC.  The Board has determined that the terms and conditions of this agreement are fair and reasonable to the Company and its shareholders.  Mr. Mitchell Brown, whose father owns Edesia Emprise, LLC, recused himself from all deliberations and voting in regard to this agreement.

DIRECTOR INDEPENDENCE

Mr. Scott Smith is the only current member of the Board who may be deemed to be independent.  The Company has adopted the standards for independence contained in the Nasdaq Marketplaces Rules, Rule 5605(a)(2).

 LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Michael J. Morrison Esq., special Nevada counsel to the Company. Mr. Morrison’s mailing address is 1495 Ridgeview Drive, Suite 220 Reno, Nevada 89509.

The Company’s general securities counsel is Wuersch & Gering LLP. The mailing address for Wuersch & Gering LLP is 100 Wall Street, 21st Floor, New York, NY 10005.

EXPERTS

Our financial statements as of December 31, 2008 and December 31, 2009, have been included herein in reliance upon the report of EFP Rotenberg, LLP, Certified Public Accountants, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

We have a provision in our bylaws providing for indemnification of our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on this Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information regarding us and the shares offered hereby, please refer to the registration statement. You may inspect a copy of the registration statement without charge at the Commission's principal offices, and you may obtain copies of all or any part of the registration statement from such office upon payment of the fees prescribed by the Commission.

In addition to this registration statement, we are also required to file periodic reports and other information with the Securities and Exchange Commission, including quarterly reports and annual reports which include our audited financial statements.  You may read and copy any reports, statements or other information we file at the Commission’s public reference facility maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00am to 3:00pm. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the Commission Internet site at http\\www.sec.gov . These filings may be inspected and copied (at prescribed rates) at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may also request a copy of our filings at no cost, by writing of telephoning us at:

Cono Italiano, Inc.
10 Main Street
Keyport, NJ 07735
Telephone: 877-330-2666
Attn: Mitchell Brown
Chief Executive Officer

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

FINANCIAL REPORTS
AT
DECEMBER 31, 2009

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets at December 31, 2009 and 2008	F-3

Consolidated Statements of Changes in Stockholders’ Deficit for the Period from Date of Inception (March 2, 2006) Through December 31, 2009 (Restated)	F-4

Consolidated Statements of Operations for the Years Ended December 31, 2009 and 2008 and the Period from Inception (March 2, 2006) through December 31, 2009 (Restated)	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2009 and 2008 and the Period from Inception (March 2, 2006) through December 31, 2009 (Restated)	F-6

Notes to Consolidated Financial Statements	F-7 - F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Cono Italiano, Inc.

We have audited the accompanying consolidated balance sheets of Cono Italiano, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of statements of operations, change in stockholders' deficit, and cash flows for the years then ended and for the period since inception (March 2, 2006) through December 31, 2009. Cono Italiano, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cono Italiano, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in then ended and for the period since inception (March 2, 2006) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note H to the consolidated financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note N to the consolidated financial statements, the Company has concluded it is a development stage entity and therefore has restated its financials statements to include the required cumulative amounts from the date of inception.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
April 15, 2010, except for Note N,
as to which the date is May 25, 2010.

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

CONSOLIDATED BALANCE SHEETS

December 31,	2009	2008

ASSETS
Cash and Cash Equivalents	$10,658	$724
Due from Related Party	133,938	55,500
Prepaid Expenses	20,048	4,615

Total Current Assets	164,644	60,839

Property and Equipment - Net of Accumulated Depreciation	20,393	36,156

Other Assets
Licensing Rights - Net of Accumulated Amortization	137,004	143,502

Total Assets	$322,041	$240,497

LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities
Accounts Payable	$199,427	$—
Accrued Expenses	39,400	—
Accrued Legal Expense	63,360	—
Accrued Interest	36,182	17,885
Deferred Revenue	10,109	4,750
Notes Payable	231,987	200,000
Due to Officer	624,366	568,828

Total Current Liabilities	1,204,831	791,463

Other Liabilities
Deferred Revenue	75,816	40,375

Total Liabilities	1,280,647	831,838

Stockholders' Deficit
Common Stock - $.001 Par; 100,000,000 Shares Authorized, 79,880,988 and 53,250,000 Shares Issued and Outstanding	79,881	53,250
Additional Paid-In-Capital	378,923	335,494
Deficit Accumulated During Development Stage	(1,417,410)	(980,085)

Total Stockholders' Deficit	(958,606)	(591,341)

Total Liabilities and Stockholders' Deficit	$322,041	$240,497

The accompanying notes are an integral part of these financial statements.

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT FOR THE PERIOD FROM DATE OF INCEPTION (MARCH 2, 2006) THROUGH DECEMBER 31, 2009 (RESTATED)

				Deficit
	Common Stock		Additional	Accumulated		Total
	$ .001 Par		Paid-In	During	Treasury Stock	Stockholders'
	Shares	Amount	Capital	Development Stage	at Cost	Deficit

Balance - March 2, 2006	—	$—	$—	$—	$—	$—

Common Stock Issued for Contribution of License Rights and Equipment (1)	6,000,000	6,000	159,000	—	—	165,000

Net Loss	—	—	—	—	—	—

Balance - December 31, 2006 (1)	6,000,000	6,000	159,000	—	—	165,000

Net Loss	—	—	—	(50,290)	—	(50,290)

Balance - December 31, 2007	6,000,000	6,000	159,000	(50,290)	—	114,710

Additional Paid-In-Capital - Deemed Distribution	—	—	(312,000)	—	—	(312,000)

Common Stock Issued to Prior Owners	3,000,000	3,000	54,000	—	—	57,000

Common Stock Issued in Exchange for Services	44,250,000	44,250	434,494	—	—	478,744

Net Loss	—	—	—	(929,795)	—	(929,795)

Balance - December 31, 2008	53,250,000	53,250	335,494	(980,085)	—	(591,341)

Common Stock Issued in Exchange for Services	7,616,428	7,616	178,777	—	—	186,393

Common Stock Issued for Cash	262,000	262	64,608	—	—	64,870

Common Stock Issued for Related Party Expense	500,000	500	69,500	—	—	70,000

Acquisition of Shell (1)	242,560	243	(272,946)	—	—	(272,703)

Common Stock Issued to Relieve Accounts Payable	10,000	10	3,490	—	—	3,500

Common Stock Issued for Note Payable Conversion	18,000,000	18,000	—	—	—	18,000

Net Loss	—	—	—	(437,325)	—	(437,325)

Balance - December 31, 2009	79,880,988	$79,881	$378,923	$(1,417,410)	$—	$(958,606)

(1)
The stockholders equity of Cono Italiano, Inc. has been recapitalized to give effect to the shares received by the existing shareholders of Cono Italiano, Inc. from the share exchange agreement with Tiger Renewable Energy Ltd.

The accompanying notes are an integral part of these financial statements.

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

CONSOLIDATED STATEMENTS OF OPERATIONS

			(Restated)
			Period From
			Date of Inception
			(March 2, 2006)
			Through
For the Years Ended December 31,	2009	2008	December 31, 2009

Sales	$12,600	$11,285	$23,885

Cost of Sales	3,455	5,668	9,123

Gross Profit	9,145	5,617	14,762

Expenses
Selling and Direct	48,735	121,631	170,366
Compensation Expense	140,005	280,000	420,005
General and Administrative	240,634	521,863	806,820
Interest Expense	20,296	11,918	38,181
Gain on Sale of Assets	(3,200)	—	(3,200)

Total Expenses	446,470	935,412	1,432,172

Net Loss	$(437,325)	$(929,795)	$(1,417,410)

Loss per Share - Basic and Diluted	$(0.01)	$(0.02)	$(0.05)

Weighted Average Common Shares Outstanding	55,716,122	40,687,123	27,991,556

The accompanying notes are an integral part of these financial statements.

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

CONSOLIDATED STATEMENTS OF CASH FLOWS

			(Restated)
			Period From
			Date of Inception
			(March 2, 2006)
			Through
For the Years Ended December 31,	2009	2008	December 31, 2009

Cash Flows from Operating Activities

Net Loss	$(437,325)	$(929,795)	$(1,417,410)

Adjustments to Reconcile Net Loss to
Net Cash Flows from Operating Activities:
Amortization	6,498	6,498	12,996
Depreciation	14,587	13,980	29,607
Common Stock Issued in Exchange for Services	170,960	478,744	649,704
Expense to Prior Owners	—	257,000	257,000
Gain on Sale of Assets	(3,200)	—	(3,200)
Changes in Assets and Liabilities:
Prepaid Expenses	—	(4,615)	(4,615)
Accounts Payable	(22,703)	—	(22,703)
Accrued Expenses	39,400	—	39,400
Accrued Legal Expense	63,360	—	63,360
Accrued Interest	20,296	11,918	38,182
Deferred Revenue	40,800	45,125	85,925

Net Cash Flows from Operating Activities	(107,327)	(121,145)	(271,754)

Net Cash Flows from Investing Activities
Proceeds from Sale of Asset	5,000	—	5,000
Acquisition of Cash in Reorganization	916	—	916
Purchase of Property and Equipment	(625)	(15,374)	(36,802)

Net Cash Flows from Investing Activities	5,291	(15,374)	(30,886)

Cash Flows from Financing Activities
Cash Proceeds from Sale of Stock	64,870	—	64,870
Cash Advance to Related Party	(8,438)	(55,500)	(63,938)
Due to Officer	55,538	92,226	312,366

Net Cash Flows from Financing Activities	111,970	36,726	313,298

Net Change in Cash and Cash Equivalents	9,934	(99,793)	10,658

Cash and Cash Equivalents - Beginning of Year	724	100,517	—

Cash and Cash Equivalents - End of Year	$10,658	$724	$10,658

Supplemental Non-Cash Investing and Financing Activities:
Acquisition of Accounts Payable in Reorganization	$210,132	$—	$210,132
Acquisition of Notes Payable in Reorganization	$47,988	$—	$47,988
Deemed Distribution	$—	$312,000	$312,000
Common Stock Issued for Prepaid Expenses	$15,433	$—	$15,433
Common Stock Issued to Relieve Accounts Payable	$3,500	$—	$3,500
Common Stock Issued for Note Payable Conversion	$18,000	$—	$18,000
Common Stock Issued for Related Party Payable	$70,000	$—	$70,000

Cash Paid During the Year for:
Interest	$—	$—	$—
Income Taxes	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A -	The Company
Merger and Recapitalization
The Company was incorporated in the State of Nevada on September 9, 2004, as Arch Management Services Inc. A change of control of the Company occurred on June 5, 2006 and the Company changed its name form “Arch Management Services Inc.” to “Tiger Ethanol International Inc.” on November 24, 2006. On February 11, 2008 the Company changed its name to “Tiger Renewable Energy Ltd.” Another change of control of the Company occurred on June 4, 2009. On August 10, 2009 the Company changed its name to “Cono Italiano, Inc.” and its symbol changed to CNOZ.

The Company was previously party to a joint venture named Xinjiang Yajia Distillate Company Limited (the “Venture”) to produce ethanol in the People’s Republic of China. The Company’s board of directors determined that it was in the Company’s best interest to initiate a withdrawal from the ethanol business as of January 31, 2009 and assess alternative businesses.

On June 4, 2009 an Affiliate Stock Purchase Agreement (the “Stock Purchase Agreement”) was entered into by and between Gallant Energy International Inc. (“Gallant”), the owner of 5,000,000 shares of the Company’s common stock (prior to the Company’s one for sixty reverse stock split) and Lara Mac Inc. (“Lara Mac”), an entity controlled by Mitchell Brown (now the Chief Executive Officer of the Company and a member of the Company’s Board of Directors). Pursuant to the Stock Purchase Agreement, Gallant sold all of its 5,000,000 shares of the Company’s common stock to Lara Mac. The Gallant transaction with Lara Mac resulted in a change in control of the largest voting block of the Company effective as of June 4, 2009.

Under the terms of the Stock Purchase Agreement, the Board appointed five individuals to fill vacancies on the Board. These new directors commenced their service on June 19, 2009. The Board also appointed four new officers of the Company.

On August 10, 2009, the Company conducted a one for sixty reverse stock split. As of that date, all of the existing outstanding common stock of the Company have been consolidated such tat existing stockholders will hold one share of post-split common stock for every sixty shares owned prior to the reverse split. All fractional shares resulting from the reverse stock split have been rounded up to the next whole share.

Janex International Inc. was formed on July 6, 2007, in the State of Delaware. On January 8, 2008 Janex International Inc., changed its name to Cono Italiano, Inc (Delaware).
Cono Italiano, LLC (Cono, LLC) was formed on June 27, 2007 as a limited liability company in the State of New Jersey. Cono, LLC had no operations and its primary assets were the license rights to manufacture, market, and distribute “pizza cono”, a unique pizza style food product.

- continued -

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A -	The Company - continued
Merger and Recapitalization
In March 2007, the license rights held by the individual founders of Cono, LLC were sold to The Total Luxury Group (TLG), an unrelated entity. Subsequently, on January 8, 2008 the license rights were transferred to Mitchell Brown for the total consideration of $312,000. The transfer of Cono, LLC (which includes the license rights) was effected in settlement of an obligation due to Mitchell Brown by TLG.

On January 14, 2008, Cono, LLC was sold to Cono, Inc. (Delaware) for the total consideration of $426,000. In exchange for the 100% interest in Cono, LLC, the sole member of the LLC received 6,000,000 shares of Cono, Inc. (Delaware) valued at $114,000 and was issued a promissory note for $312,000. Mitchell Brown is also a principal stockholder in Cono, Inc. (Delaware).
The transaction was accounted for as a recapitalization of Cono, Inc. and Cono, LLC; as both companies were under common control. As such, the assets and liabilities of Cono, LLC were carried over to Cono, Inc. (Delaware) at the historical carrying values.

At the time of the sale of Cono, LLC to Cono, Inc. (Delaware), Cono LLC had a tangible net book value of $114,700. Since the assets and liabilities of Cono, LLC were recorded at their historical carrying amounts after the merger and recapitalization, the excess of the consideration paid of $426,000 over the carrying value of $114,700 had been recorded as a distribution to the stockholder.

On November 12, 2009 Cono Inc. (Delaware) entered into a share exchange agreement whereby Cono Inc. (Delaware) would exchange all of its common stock for the stock of Tiger Renewable Energy, Ltd. (TRE) (a shell company) on a share for share basis. Prior to entering into the share exchange agreement, the principal stockholder of Cono Inc. (Delaware) became a stockholder of TRE, either through direct ownership or through an entity in which he controlled, effectively gaining control of TRE, and on August 10, 2009, TRE changed its name to Cono Italiano, Inc., a Nevada corporation. As an inducement for Cono (Delaware) to enter the share exchange agreement, TRE’s largest shareholder has agreed to the cancellation of 242,557 shares of Cono (Nevada) stock.

The exchange of shares between Cono Italiano, Inc., (Delaware) and Cono Italiano, Inc., (Nevada) will be accounted for as a recapitalization of the Companies, as the majority stockholder of Cono Italiano, Inc. will be the majority stockholder of the surviving company. Pursuant to the accounting for a recapitalization, the historical carrying value of the assets and liabilities of Cono Italiano, Inc. (Nevada) will carry over to the surviving company.

Effective at the closing of the share exchange transactions, November 12, 2009, Cono (Delaware) became a wholly owned subsidiary of Cono (Nevada).

- continued -

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A -	The Company - continued
Scope of Business
The Company is licensed to distribute an innovative food product - a cone-shaped pizza called "Pizza Cono."  The product will be distributed into fast food market establishments which include typical fast food chains, supermarkets, convenience stores, entertainment facilities, and sports arenas.  The Company’s focus will be the sale and management of licensing and distribution agreements with customers.

Note B -	Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements include the accounts of Cono Italiano, Inc. (Nevada) and its wholly owned subsidiary, Cono Italiano, Inc. (Delaware) (the “Company”).  All significant intercompany balances have been eliminated in consolidation.

Method of Accounting
The Company maintains its books and prepares its financial statements on the accrual basis of accounting.

Development Stage
The Company has operated as a development stage enterprise since its inception by devoting substantially all of its efforts to financial planning, raising capital, research and development, and developing markets for its services.  The Company prepares its financial statements in accordance with the requirements of FSAB ASC 915, ““Development Stage Entities.”

Cash and Cash Equivalents
Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less.  The Company maintains cash and cash equivalents at financial institutions, which periodically may exceed federally insured amounts.

Property, Equipment and Depreciation
Property and equipment are reflected at cost of acquisition and are depreciated on various methods utilizing the following estimated lives:

Machinery and Equipment	5 - 7 Years
Office Equipment	3 - 7 Years

Maintenance and repairs are expensed as incurred.  The cost of property and equipment retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts and reflected as other income or expense.

-  continued –

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B -	Summary of Significant Accounting Policies – continued
Long-lived Assets
The Company accounts for impaired long-lived assets in accordance with FASB ASC 360-10-15-3, "Impairment or Disposal of Long-Lived Assets”. This standard prescribes the method for asset impairment evaluation for long-lived assets and certain identifiable intangibles that are either held and used or are to be disposed of. The Company evaluates the ability to recover long-lived assets whenever events or circumstances indicate that the carrying value of the asset may not be recoverable. In the event assets are impaired, losses are recognized to the extent the carrying value exceeds the fair value. In addition, the Company reports assets to be disposed of at the lower of the carrying amount or the fair market value less selling costs.

Intangible Assets
Intangible assets consist of licensing rights. The Company applies an impairment evaluation whenever events or changes in business circumstances indicate that the carrying value of the intangible assets may not be recoverable. Other intangible assets are amortized on a straight-line basis over their estimated economic lives. The Company believes that the straight-line method of amortization reflects an appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefits obtained annually by the Company.

Income Taxes
The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes” using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carry forwards. Deferred income tax expense represents the change in net deferred assets and liability balances.

Earnings per Share
Earnings per share of common stock are computed in accordance with FASB ASC 260, “Earnings per Share”. Basic earnings per share are computed by dividing income or loss available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per share are calculated by adjusting the weighted average number of shares outstanding assuming conversion of all potentially dilutive stock options, warrants and convertible securities, if dilutive. Common stock equivalents that are anti-dilutive are excluded from both diluted weighted average number of common shares outstanding and diluted earnings per share.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

- continued -

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B -	Summary of Significant Accounting Policies – continued
Reclassifications
Certain amounts in the prior year consolidated financial statements have been reclassified to conform with current year presentation. The reclassifications made to the prior year have no impact on the net income (loss) or overall presentation of the consolidated financial statements.

Fair value of financial instruments
Prepaid expenses, accrued expenses, notes payable, and amounts due to and from related parties are carried in the financial statements at amounts which approximate fair value.

Stock-Based Compensation
Stock-based compensation related to non-employees is recognized based on service provided in the accompanying statements of operations and is based on the fair value of the services received or the fair value of the equity instruments issued, whichever is more readily determinable. The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of FASB ASC 505, “Equity Based Payments to Non-Employees”. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Note C -	Recently Issued Accounting Standards
In December 2007, the Financial Accounting Standards Board (“FASB”) issued FASB ASC 810-10-65 “Consolidations”. FASB ASC 810-10-65 establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. FASB ASC 810-10-65 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company was required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The adoption of FASB ASC 810-10-65 on its consolidated financial statements did not have a material effect.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued FASB ASC 805 "Business Combinations”. FASB ASC 805 establishes principles and requirements for recognition and measurement of identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree at fair value. The guidance also established disclosure requirements to enable the evaluation of the nature and financial effects of a business combination. FASB ASC 805 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company was required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The adoption of FASB ASC 805 on its consolidated financial statements did not have a material effect.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued FASB ASC 815-10 “Derivatives and Hedging”. FASB ASC 815-10 requires enhanced disclosures about an entity’s derivative and hedging activities. FASB ASC 815-10 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. As such, the Company was required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The adoption of FASB ASC 815-10 on its consolidated financial statements did not have a material effect.

- continued -

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note C -	Recently Issued Accounting Standards – continued
In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB ASC 944, “Financial Services - Insurance”. FASB ASC 944 interprets Statement 60 and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of that Statement. FASB ASC 944 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. As such, the Company was required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The adoption of FASB ASC 944 on its financial statements did not have a material effect.

In May 2009, the Financial Accounting Standards Board (“FASB”) issued FASB ASC 855, “Subsequent Events”. FASB ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued. FASB ASC 855 was effective for interim or annual financial periods ending after June 15, 2009. Adoption of FASB ASC 855 did not have a significant effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued revised authoritative guidance related to variable interest entities, which requires entities to perform a qualitative analysis to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity. The guidance also requires an ongoing reassessment of variable interests and eliminates the quantitative approach previously required for determining whether an entity is the primary beneficiary. This guidance, which was reissued by the FASB in December 2009 as ASU No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” amends ASC Topic 810, “Consolidation”, and will be effective as of the beginning of an entity’s first annual reporting period that begins after November 15, 2009 (January 1, 2010 for the Company). The Company does not expect that the adoption of this guidance will have a significant impact on its consolidated financial statements.

In June 2009, the Financial Accounting Standards Board issued FASB ASC 105, “Generally Accepted Accounting Principles”. FASB ASC 105 establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. FASB ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption changed certain disclosure references to U.S. GAAP, but did not have any other impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued Accounting Standards Updated (ASU) No. 2010-06, “Improving Disclosures about Fair Value Measurements,” which amends ASC 820, “Fair Value Measures and Disclosures.” ASU No. 2010-06 amends the ASC to require disclosure of transfers into and out of Level 1 and Level 2 fair value measurements, and also require more detailed disclosure about the activity within Level 3 fair value measurements. The changes to the ASC as a result of this update are effective for annual and interim reporting periods beginning after December 15, 2009 (January 1, 2010 for the Company), except for the requirements related to Level 3 disclosures, which are effective for annual and interim reporting periods beginning after December 15, 2010 (January 1, 2011 for the Company). This guidance requires new disclosures only, and will have no impact on the Company’s consolidated financial statements.

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note D -	Property and Equipment
Property and equipment consisted of the following:

December 31,	2009	2008

Machinery and Equipment	$45,652	$49,402
Office Equipment	2,398	1,774
	$48,050	$51,176
Less: Accumulated Depreciation	27,657	15,020

Net Property and Equipment	$20,393	$36,156

Depreciation expense for the years ended December 31, 2009 and 2008 was $14,587 and $13,980, respectively.

Note E -	Licensing Rights
Licensing Rights were bought in March 2006 and have a life of 25 years. However, the Company began amortization in 2008 after entering in manufacturing and distribution agreements, and therefore the rights are being amortized over 23 years and consist of the following:

December 31,	2009	2008

Licensing Rights	$150,000	$150,000
Less: Accumulated Depreciation	12,996	6,498

Net Licensing Rights	$137,004	$143,502

 Amortization expense for each of the years ended December 31, 2009 and 2008 was $6,498.  Amortization for the next five (5) years is expected to be $6,498 annually.

Note F -	Related Party Transactions
Due from Related Party
On July 14, 2008, (the date of Edesia’s inception), the Company entered into an operating agreement with Edesia Emprise, LLC to manufacture product for the Company. The CEO of the Company owned 50% of Edesia until July 21, 2008 when he transferred his interest to a relative. At the date of the transfer, Edesia had no assets or business operations.

Due from Related Party consists of monies advanced on behalf of Edesia Emprise, LLC.

- continued -

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note F -	Related Party Transactions – continued
Due from Related Party
The Company purchased manufacturing equipment on behalf of Edesia to be used by an unrelated entity for the production of the pizza cones products. The manufactured pizza cone products will be resold by Cono and its licensees. Production of the pizza cones under the agreement began in March 2009.

The advances are non-interest bearing and is due upon demand.  Due from related party consists of the following:

December 31,	2009	2008

Edesia Emprise, LLC	$133,938	$55,500

On November 11, 2009, Cono Italiano (Delaware) and Edesia Emprise, LLC entered into a Master Manufacturing Agreement.  Pursuant to this Master Manufacturing Agreement, Edesia Emprise, LLC will produce the Company’s Pizza Cono product.  Cono Italiano (Delaware) has agreed to pay Edesia Emprise, LLC the costs of production plus fifteen percent (15%).  This Master Manufacturing Agreement has a five (5) year term and will automatically renew unless cancelled by one of the parties pursuant to its terms.  This Master Manufacturing Agreement is exclusive within the United States.  Edesia Emprise, LLC may either produce this product directly or through a subcontractor.

Edesia Emprise, LLC has advised Cono Italiano (Delaware) that it has entered into its first subcontract agreement.  Sunrise Bakery, located in Brooklyn, New York, will produce the cones for the Pizza Cono product on behalf of Edesia Emprise, LLC

Due to Officer
Certain disbursements of the Company have been paid by an officer of the Company.  The balance at December 31, 2009 and 2008 was $624,366 and $568,828, respectively.  There are no established repayment terms.  For the years ended December 31, 2009 and 2008, the Company has imputed interest at the applicable federal rate of 2.64% and 3.25%, respectively. Accrued interest was $33,939 and $17,885, at December 31, 2009 and 2008, respectively.

Note G -	Notes Payable
In January, 2008, Cono Inc. (Delaware) issued 3,000,000 shares of common stock to the former owners of the license rights of the Pizza Cono Products.  The shares were issued by agreement between Cono, Inc. (Delaware) and the former owners in satisfaction of any future claims whether known or unknown with regards to the license rights.  In addition to the shares issued, the Company also issued a note payable to the MEGK Group LLC (the former owners) in the amount of $200,000 on December 28, 2007. Interest accrued at 8% per annum, and the note was due in full on December 28, 2008.  This note was also convertible automatically upon the sale of all or substantially all of the assets of the Company or the merger, consolidation or liquidation of the Company where the Company would not remain in control of the new company.  The note could also be converted at option of the holder.  Common stock issued upon conversion would be calculated by dividing the principal amount of the note to be converted divided by $.001.  On November 1, 2009, MEGK assigned its rights to this note payable to Azure Seas Ltd.

 - continued -

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note G -	Notes Payable - continued
On December 16, 2009, Azure renegotiated the original convertible promissory note, waived all past due interest on the note through November 1, 2009, and assigned $18,000 of the note to various holders.  Prior to December 31, 2009, those holders converted their notes payable of $18,000 to 18,000,000 shares common stock.  At December 31, 2009 and 2008, note payable to Azure was $182,000 and $200,000 to MEGK, respectively.  For the years ended December 31, 2009 and 2008 interest expense was $2,547 and $-0-, respectively.

.
The Company also has a note payable to DT Crystal Limited accruing interest at 10% annual which is due upon demand.  The note is convertible at option of the holder into restricted stock of Cono (Nevada).  At December 31, 2009 and 2008 note payable to DT Crystal was $49,987 and $-0-, respectively.  Interest expense for the years ended December 31, 2009 and 2008 was $1,999 and $-0-, respectively.

Note H -	Going Concern
The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reported recurring losses from operations.  As a result, there is an accumulated deficit of $1,417,410 at December 31, 2009.

.
The Company’s continued existence is dependent upon its ability to raise capital.  The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern

Note I –	Employment Contracts
As of the end of our prior fiscal year on January 31, 2009, the Company did not have any employment contracts with any officer, director or other employees.  On December 30, 2009 the Company entered into employment agreements with each of the officers serving the Company.  The employment agreements contained the following provisions: (i) two-year terms with automatic renewal provisions unless notice is given by either party 30 days prior to renewal; (ii) commitment of a substantial portion of their professional time to the Company, consisting of 75% of their time for Mitchell Brown and 60% of their time for each of Joseph Masselli, Alex Kaminski and Steve Savage; and (iii) and additional customary employment agreement terms and conditions.  The officers have agreed that they will not receive any compensation for their services to the Company prior to January 1, 2012.  The compensation of the officers has been set as follows:

Annual
Officer	Salary
Mitchell Brown, Chief Executive Officer	$125,000
Joseph Masselli, President and Chief Operating Officer	$75,000
Alex Kaminski, Chief Financial Officer and Treasurer	$50,000
Steve Savage, Secretary	$50,000

- continued -

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note I –	Employment Contracts – continued
It has been agreed by the Company, Mr. Smith, a director and Mr. Kaminski that pursuant to separate stock option agreements, Mr. Smith will be granted options to purchase 2,000,000 shares of the Company’s common stock at $.01 per share and Mr. Kaminski will be granted options to purchase 1,500,000 shares of the Company’s common stock at $.01 per share.  These options will vest in one year and will expire in three years.

Note J –	Stock Based Compensation Expense
On October 5, 2006, the Company’s Board of Directors adopted the Company’s 2006 Equity Incentive Plan, which authorizes the Company to issue options for the purchase of up to 2,000,000 shares of the Company’s common stock, pursuant to the terms and conditions set forth therein.  The Equity Incentive Plan authorizes the issuance of incentive stock options (ISQ) and non-qualified stock options (NQOs) to the Company’s employees, directors or consultants.

Options outstanding at the date of acquisition were 336. All outstanding options were fully vested and expensed prior to the acquisition.

		Year Ended
		December 31, 2009
	Number of	Weighted - Average
Options	Options	Exercise Price
Balance at Acquisition	336	$120
Granted	––	––
Exercised	––	––
Cancelled	––	––
Balance at December 31, 2009	336	$120

Options Exercisable at December 31, 2009	336	$120

The aggregate intrinsic value of the options outstanding and the options exercisable on December 31, 2009 is $-0-.

The following table summarizes information about options outstanding and exercisable at December 31, 2009:

Weighted
	Options	Average	Options
	Outstanding	Contractual Life	Exercisable
Exercise Price	Number	(In Years)	Number

$120	336	1.85	336

As of December 31, 2009, there was no unrecognized compensation cost related to non-vested stock options.

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note K -	Income Tax Compliance
The Company is not in compliance with filing its required income tax returns.  Since the Company has had continuous losses and has available net operating losses, the Company believes that any tax liability would not be material. Deferred taxes are provided for the temporary differences between the financial reporting basis and the tax reporting basis of the Company’s assets and liabilities.  The temporary differences between financial reporting and income tax purposes are primarily net operating loss carry forwards for income tax purposes. A valuation allowance is recorded for deferred tax assets when management determines it is more likely than not, that such assets, will not be realized.

A full valuation allowance has been established against the deferred tax assets for the years ended December 31, 2009 and 2008 as utilization of the loss carry forwards and realization of other deferred tax assets cannot be reasonably assured.

Note L -	Licensing Revenue
On July 9, 2008, (subsequently amended in October, 2009) the Company entered into a Supplier/Distribution agreement with Pino Gelato, Inc., an unrelated entity.  The agreement grants the exclusive manufacture and distribution rights to Pino Gelato, Inc. for the production of pizza cono food products for certain specified geographical territories.  The term of the agreement is for ten (10) years with an automatic renewal for another ten (10) years.  In addition, Pino Gelato, Inc. has the exclusive rights to enter into franchise agreements with third parties to market and sell the pizza cono food products.

In exchange for the rights granted to Pino Gelato under the agreement, the Company received total cash consideration of $100,000.

As an inducement for Pino Gelato, Inc to buy the distribution and franchise rights, the Company agreed to issue 375,000 shares of common stock to Pino upon receipt of the first and final installment of the agreement.  Common stock amounting to 250,000 shares were issued prior to the execution of the amendment in October, 2009 with the remaining 125,000 shares to be issued upon receipt of the final $25,000 cash payment from Pino. As of December 31, 2009, the final payment has been received from Pino. The related 125,000 shares remain unissued and will be issued upon request. The fair market value of the common stock issued in connection with the installment payments made has been recorded as an offset to the payments received under the agreement.  The payments received have been recorded as deferred licensing revenue in the accompanying consolidated financial statements.  The licensing revenue is being amortized to revenue over the initial license term of ten (10) years.

In addition to the $100,000 cash consideration, the Company is entitled to royalties on the sale of all Pino Gelato’s pizza cono food products in the amount of $9,500, which had been received as of the year ended December 31, 2009.  Furthermore, the Company is entitled to ten (10) percent of all franchise revenue generated by Pino Gelato.

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note M -	Other Matters
In October, 2009, the Company through its related party entity, Edesia Emprise, LLC, terminated an agreement (which began in March, 2009) with an unrelated party for the manufacture of pizza cone products. The termination was reached in mutual agreement with the counter party and mutual releases were granted in connection wit the termination.

On November 6, 2009, Cono Italiano (Delaware) entered into a Commitment Letter, pursuant to which, one of the Company’s shareholders, Lara Mac has agreed to provide financing to Cono Italiano, Inc., with such funds as the Company’s Board of Directors shall deem to be sufficient to maintain the Company’s ordinary course of business operations (the “Commitment Amount”).  We may draw on the Commitment Amount in monthly tranches in accordance with our operating requirements as set forth in our business plan. The available Commitment Amount will be reduced by the aggregate cash proceeds received by the Company which are derived from the issuance of any equity securities and Company gross revenues. Draws on the Commitment Amount will be made on terms of unsecured notes, with interest set on each note as of the date of the draw at prime rate plus two percent per annum. The notes will mature and become repayable thirty calendar days after demand at any time following the earlier of (a) December 31, 2010 or (b) the date upon which we are in receipt of revenues or proceeds from the sales of equity securities. We will give Lara Mac customary representations and warranties regarding the good standing of our Company and status of progress in respect of our Company business plan prior to each draw on the Commitment Amount, and we will provide certifications and covenants regarding use of proceeds of each draw, which will be in customary forms reasonably requested by Lara Mac as determined by reference to similar lenders making similar loans to similar companies. Lara Mac will not be required to make any loans under the Commitment Amount to us if we are unable to make the representations, warranties, certifications or covenants, or if we are in breach of any previously given representations, warranties, certifications or covenants. If we breach any of the notes, the default rate will be 15% per annum and Lara Mac may seek recourse against our company for repayment of all of the notes. As of December 31, 2009, no funds have been borrowed.

Note N -	Restatement of Prior Period Financial Statements
The financial statements included herein have been restated to include information for the reader on operations and cash flows from inception.  The Company concluded that it is a development stage company and per reporting guidelines, income from operations, the statement of changes in deficit and cash flows must be shown from inception date.

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

FINANCIAL REPORTS
AT
MARCH 31, 2010

Consolidated Balance Sheets at March 31, 2010 (Unaudited) and December 31, 2009	F-20

Consolidated Statements Of Changes In Stockholders’ Deficit for the Period from Date of Inception (March 2, 2006) Through March 31, 2010 (Restated) (Unaudited)	F-21

Consolidated Statements of Operations for the Three Months Ended March 31, 2010 and 2009 and for the Period from Inception (March 2, 2006) through March 31, 2010 (Restated) (Unaudited)	F-22

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2010 and 2009 and for the Period from Inception (March 2, 2006) through March 31, 2010 (Restated) (Unaudited)	F-23

Notes to Consolidated Financial Statements	F-24 to F-34

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
	2010	2009

ASSETS
Cash and Cash Equivalents	$1,280	$10,658
Due from Related Party	133,938	133,938
Prepaid Expenses	20,048	20,048

Total Current Assets	155,266	164,644

Property and Equipment - Net of Accumulated Depreciation	18,354	20,393

Other Assets
Licensing Rights - Net of Accumulated Amortization	135,379	137,004

Total Assets	$308,999	$322,041

LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities
Accounts Payable	$197,672	$199,427
Accrued Expenses	44,667	39,400
Accrued Legal Expense	77,520	63,360
Accrued Interest	37,829	36,182
Deferred Revenue	10,109	10,109
Notes Payable	51,237	231,987
Due to Officer	636,866	624,366

Total Current Liabilities	1,055,900	1,204,831

Other Liabilities
Deferred Revenue	73,289	75,816

Total Liabilities	1,129,189	1,280,647

Stockholders' Deficit
Common Stock - $.001 Par; 100,000,000 Shares Authorized,
81,880,988 and 79,880,988 Shares Issued and Outstanding	81,881	79,881
Additional Paid-In-Capital	561,470	378,923
Deficit Accumulated During Development Stage	(1,463,541)	(1,417,410)

Total Stockholders' Deficit	(820,190)	(958,606)

Total Liabilities and Stockholders' Deficit	$308,999	$322,041

The accompanying notes are an integral part of these financial statements.

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT FOR THE PERIOD FROM DATE OF INCEPTION (MARCH 2, 2006) THROUGH MARCH 31, 2010 (RESTATED)

				Deficit
	Common Stock		Additional	Accumulated		Total
	$ .001 Par		Paid-In	During	Treasury Stock	Stockholders'
	Shares	Amount	Capital	Development Stage	at Cost	Deficit

Balance - March 2, 2006	—	$—	$—	$—	$—	$—

Common Stock Issued for Contribution of License Rights and Equipment (1)	6,000,000	6,000	159,000	—	—	165,000

Net Loss	—	—	—	—	—	—

Balance - December 31, 2006 (1)	6,000,000	6,000	159,000	—	—	165,000

Net Loss	—	—	—	(50,290)	—	(50,290)

Balance - December 31, 2007	6,000,000	6,000	159,000	(50,290)	—	114,710

Additional Paid-In-Capital - Deemed Distribution	—	—	(312,000)	—	—	(312,000)

Common Stock Issued to Prior Owners	3,000,000	3,000	54,000	—	—	57,000

Common Stock Issued in Exchange for Services	44,250,000	44,250	434,494	—	—	478,744

Net Loss	—	—	—	(929,795)	—	(929,795)

Balance - December 31, 2008	53,250,000	53,250	335,494	(980,085)	—	(591,341)

Common Stock Issued in Exchange for Services	7,616,428	7,616	178,777	—	—	186,393

Common Stock Issued for Cash	262,000	262	64,608	—	—	64,870

Common Stock Issued for Related Party Expense	500,000	500	69,500	—	—	70,000

Acquisition of Shell (1)	242,560	243	(272,946)	—	—	(272,703)

Common Stock Issued to Relieve Accounts Payable	10,000	10	3,490	—	—	3,500

Common Stock Issued for Note Payable Conversion	18,000,000	18,000	—	—	—	18,000

Net Loss	—	—	—	(437,325)	—	(437,325)

Balance - December 31, 2009	79,880,988	79,881	378,923	(1,417,410)	—	(958,606)

Common Stock Issued for Note Payable Conversion	2,000,000	2,000	182,547	—	—	184,547

Net Loss for the Period	—	—	—	(46,131)	—	(46,131)

Balance - March 31, 2010	81,880,988	$81,881	$561,470	$(1,463,541)	$—	$(820,190)

(1)
The stockholders equity of Cono Italiano, Inc. has been recapitalized to give effect to the shares received by the existing shareholders of Cono Italiano, Inc. from the share exchange agreement with Tiger Renewable Energy Ltd.

The accompanying notes are an integral part of these financial statements.

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

CONSOLIDATED STATEMENTS OF OPERATIONS – UNAUDITED

			(Restated)
			Period From
			Date of Inception
			(March 2, 2006)
			Through
For the Three Months Ended March 31,	2010	2009	March 31, 2010

Sales	$2,527	$—	$26,412

Cost of Sales	—	—	9,123

Gross Profit	2,527	—	17,289

Expenses
Selling and Direct	—	1,422	170,366
Compensation Expense	—	—	420,005
General and Administrative	43,215	34,643	850,035
Interest Expense	5,443	2,754	43,624
Gain on Sale of Assets	—	—	(3,200)

Total Expenses	48,658	38,819	1,480,830

Net Loss for the Period	$(46,131)	$(38,819)	$(1,463,541)

Loss per Share - Basic and Diluted	$(0.00)	$(0.00)	$(0.05)

Weighted Average Common Shares Outstanding	81,636,544	54,045,893	31,229,694

The accompanying notes are an integral part of these financial statements.

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

CONSOLIDATED STATEMENTS OF CASH FLOWS – UNAUDITED

			(Restated)
			Period From
			Date of Inception
			(March 2, 2006)
			Through
For the Three Months Ended March 31,	2010	2009	March 31, 2010

Cash Flows from Operating Activities

Net Loss for the Period	$(46,131)	$(38,819)	$(1,463,541)

Adjustments to Reconcile Net Loss to Net Cash Flows from Operating Activities:
Amortization	1,625	1,625	14,621
Depreciation	2,039	3,616	31,646
Common Stock Issued in Exchange for Services	—	3,269	649,704
Expense to Prior Owners	—	—	257,000
Gain on Sale of Assets	—	—	(3,200)
Changes in Assets and Liabilities:
Prepaid Expenses	—	—	(4,615)
Accounts Payable	(1,755)	—	(24,458)
Accrued Expenses	5,267	—	44,667
Accrued Legal Expense	14,160	—	77,520
Accrued Interest	5,443	2,754	43,625
Deferred Revenue	(2,526)	25,000	83,399

Net Cash Flows from Operating Activities	(21,878)	(2,555)	(293,632)

Net Cash Flows from Investing Activities
Proceeds from Sale of Asset	—	—	5,000
Acquisition of Cash in Reorganization	—	—	916
Purchase of Property and Equipment	—	—	(36,802)

Net Cash Flows from Investing Activities	—	—	(30,886)

Cash Flows from Financing Activities
Cash Proceeds from Sale of Stock	—	25,000	64,870
Cash Advance to Related Party	—	—	(63,938)
Due to Officer	12,500	3,777	324,866

Net Cash Flows from Financing Activities	12,500	28,777	325,798

Net Change in Cash and Cash Equivalents	(9,378)	26,222	1,280

Cash and Cash Equivalents - Beginning of Period	10,658	724	—

Cash and Cash Equivalents - End of Period	$1,280	$26,946	$1,280

Supplemental Non-Cash Investing and Financing Activities:
Acquisition of Accounts Payable in Reorganization	$—	$—	$210,132
Acquisition of Notes Payable in Reorganization	$—	$—	$47,988
Deemed Distribution	$—	$—	$312,000
Common Stock Issued for Prepaid Expenses	$—	$—	$15,433
Common Stock Issued to Relieve Accounts Payable	$—	$—	$3,500
0	$—	$—	$18,000
Common Stock Issued for Related Party Payable	$—	$70,000	$70,000

Cash Paid During the Period for:
Interest	$—	$—	$—
Income Taxes	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A -	The Company
Merger and Recapitalization
The Company was incorporated in the State of Nevada on September 9, 2004, as Arch Management Services Inc.  A change of control of the Company occurred on June 5, 2006 and the Company changed its name form “Arch Management Services Inc.” to “Tiger Ethanol International Inc.” on November 24, 2006.  On February 11, 2008 the Company changed its name to “Tiger Renewable Energy Ltd.”  Another change of control of the Company occurred on June 4, 2009.  On August 10, 2009 the Company changed its name to “Cono Italiano, Inc.” and its symbol changed to CNOZ.

The Company was previously party to a joint venture named Xinjiang Yajia Distillate Company Limited (the “Venture”) to produce ethanol in the People’s Republic of China.  The Company’s board of directors determined that it was in the Company’s best interest to initiate a withdrawal from the ethanol business as of January 31, 2009 and assess alternative businesses.

On June 4, 2009 an Affiliate Stock Purchase Agreement (the “Stock Purchase Agreement”) was entered into by and between Gallant Energy International Inc. (“Gallant”), the owner of 5,000,000 shares of the Company’s common stock (prior to the Company’s one for sixty reverse stock split) and Lara Mac Inc. (“Lara Mac”), an entity controlled by Mitchell Brown (now the Chief Executive Officer of the Company and a member of the Company’s Board of Directors).  Pursuant to the Stock Purchase Agreement, Gallant sold all of its 5,000,000 shares of the Company’s common stock to Lara Mac.  The Gallant transaction with Lara Mac resulted in a change in control of the largest voting block of the Company effective as of June 4, 2009.

On August 10, 2009, the Company conducted a one for sixty reverse stock split.  As of that date, all of the existing outstanding common stock of the Company have been consolidated such that existing stockholders will hold one share of post-split common stock for every sixty shares owned prior to the reverse split.  All fractional shares resulting from the reverse stock split have been rounded up to the next whole share.

Janex International Inc. was formed on July 6, 2007, in the State of Delaware. On January 8, 2008 Janex International Inc., changed its name to Cono Italiano, Inc (Delaware).

Cono Italiano, LLC (Cono, LLC) was formed on June 27, 2007 as a limited liability company in the State of New Jersey.  Cono, LLC had no operations and its primary assets were the license rights to manufacture, market, and distribute “pizza cono”, a unique pizza style food product.

- continued -

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A -	The Company - continued
Merger and Recapitalization

In March 2007, the license rights held by the individual founders of Cono, LLC were sold to The Total Luxury Group (TLG), an unrelated entity.  Subsequently, on January 8, 2008 the license rights were transferred to Mitchell Brown for the total consideration of $312,000.  The transfer of Cono, LLC (which includes the license rights) was effected in settlement of an obligation due to Mitchell Brown by TLG.

On January 14, 2008, Cono, LLC was sold to Cono, Inc. (Delaware) for the total consideration of $426,000.  In exchange for the 100% interest in Cono, LLC, the sole member of the LLC received 6,000,000 shares of Cono, Inc. (Delaware) valued at $114,000 and was issued a promissory note for $312,000.  Mitchell Brown is also a principal stockholder in Cono, Inc. (Delaware).

The transaction was accounted for as a recapitalization of Cono, Inc. and Cono, LLC; as both companies were under common control.  As such, the assets and liabilities of Cono, LLC were carried over to Cono, Inc. (Delaware) at the historical carrying values.

At the time of the sale of Cono, LLC to Cono, Inc. (Delaware), Cono LLC had a tangible net book value of $114,700. Since the assets and liabilities of Cono, LLC were recorded at their historical carrying amounts after the merger and recapitalization, the excess of the consideration paid of $426,000 over the carrying value of $114,700 had been recorded as a distribution to the stockholder.

On November 12, 2009 Cono Inc. (Delaware) entered into a share exchange agreement whereby Cono Inc. (Delaware) would exchange all of its common stock for the stock of Tiger Renewable Energy, Ltd. (TRE) (a shell company) on a share for share basis. Prior to entering into the share exchange agreement, the principal stockholder of Cono Inc. (Delaware) became a stockholder of TRE, either through direct ownership or through an entity in which he controlled, effectively gaining control of TRE, and on August 10, 2009, TRE changed its name to Cono Italiano, Inc., a Nevada corporation.   As an inducement for Cono (Delaware) to enter the share exchange agreement, TRE’s largest shareholder has agreed to the cancellation of 242,557 shares of Cono (Nevada) stock.

The exchange of shares between Cono Italiano, Inc., (Delaware) and Cono Italiano, Inc., (Nevada) will be accounted for as a recapitalization of the Companies, as the majority stockholder of Cono Italiano, Inc. will be the majority stockholder of the surviving company.  Pursuant to the accounting for a recapitalization, the historical carrying value of the assets and liabilities of Cono Italiano, Inc. (Nevada) will carry over to the surviving company.

Effective at the closing of the share exchange transactions, November 12, 2009, Cono (Delaware) became a wholly owned subsidiary of Cono (Nevada).

- continued -

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A -	The Company - continued
Scope of Business

The Company is licensed to distribute an innovative food product - a cone-shaped pizza called "Pizza Cono."  The product will be distributed into fast food market establishments which include typical fast food chains, supermarkets, convenience stores, entertainment facilities, and sports arenas.  The Company’s focus will be the sale and management of licensing and distribution agreements with customers.

Note B -	Summary of Significant Accounting Policies
Basis of Presentation

The condensed consolidated financial statements of Cono Italiano, Inc. (the “Company”) included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).  Certain information and footnote disclosures normally included in financial statements prepared in conjunction with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the annual audited financial statements and the notes thereto included in the Company’s registration statement on Form 10-K, and other reports filed with the SEC.

The accompanying unaudited interim financial statements reflect all adjustments of a normal and recurring nature which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented.  The results of operations for these periods are not necessarily comparable to, or indicative of, results of any other interim period or for the fiscal year taken as a whole.  Certain information that is not required for interim financial reporting purposes has been omitted.

Principles of Consolidation

The consolidated financial statements include the accounts of Cono Italiano, Inc. (Nevada) and its wholly owned subsidiary, Cono Italiano, Inc. (Delaware) (the “Company”).  All significant intercompany balances have been eliminated in consolidation.

Method of Accounting
The Company maintains its books and prepares its financial statements on the accrual basis of accounting.

Development Stage

The Company has operated as a development stage enterprise since its inception by devoting substantially all of its efforts to financial planning, raising capital, research and development, and developing markets for its services.  The Company prepares its financial statements in accordance with the requirements of FASB ASC 915, “Development Stage Entities.”

- continued -

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B -	Summary of Significant Accounting Policies – continued
Earnings per Share

Earnings per share of common stock are computed in accordance with FASB ASC 260, “Earnings per Share”.  Basic earnings per share are computed by dividing income or loss available to common shareholders by the weighted-average number of common shares outstanding for each period.  Diluted earnings per share are calculated by adjusting the weighted average number of shares outstanding assuming conversion of all potentially dilutive stock options, warrants and convertible securities, if dilutive. Common stock equivalents that are anti-dilutive are excluded from both diluted weighted average number of common shares outstanding and diluted earnings per share.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair value of financial instruments
Prepaid expenses, accrued expenses, notes payable, and amounts due to and from related parties are carried in the financial statements at amounts which approximate fair value.

Stock-Based Compensation

Stock-based compensation related to non-employees is recognized based on service provided in the accompanying statements of operations and is based on the fair value of the services received or the fair value of the equity instruments issued, whichever is more readily determinable. The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of FASB ASC 505, “Equity Based Payments to Non-Employees”. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note C -	Recently Issued Accounting Standards

In June 2009, the FASB issued revised authoritative guidance related to variable interest entities, which requires entities to perform a qualitative analysis to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity.  The guidance also requires an ongoing reassessment of variable interests and eliminates the quantitative approach previously required for determining whether an entity is the primary beneficiary.  This guidance, which was reissued by the FASB in December 2009 as ASU  No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” amends ASC Topic 810, “Consolidation”, and will be effective as of the beginning of an entity’s first annual reporting period that begins after November 15, 2009 (January 1, 2010 for the Company).  The adoption of this guidance did not have a significant impact on the consolidated financial statements.

In January 2010, the FASB issued Accounting Standards Updated (ASU) No. 2010-06, “Improving Disclosures about Fair Value Measurements,” which amends ASC 820, “Fair Value Measures and Disclosures.”  ASU No. 2010-06 amends the ASC to require disclosure of transfers into and out of Level 1 and Level 2 fair value measurements, and also require more detailed disclosure about the activity within Level 3 fair value measurements.  The changes to the ASC as a result of this update are effective for annual and interim reporting periods beginning after December 15, 2009 (January 1, 2010 for the Company), except for the requirements related to Level 3 disclosures, which are effective for annual and interim reporting periods beginning after December 15, 2010 (January 1, 2011 for the Company).  This guidance requires new disclosures only, and will have no impact on the Company’s consolidated financial statements.

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note D -	Related Party Transactions
Due from Related Party

On July 14, 2008, (the date of Edesia’s inception), the Company entered into an operating agreement with Edesia Emprise, LLC to manufacture product for the Company. The CEO of the Company owned 50% of Edesia until July 21, 2008 when he transferred his interest to a relative. At the date of the transfer, Edesia had no assets or business operations.

Due from Related Party consists of monies advanced on behalf of Edesia Emprise, LLC.

The Company purchased manufacturing equipment on behalf of Edesia to be used by an unrelated entity for the production of the pizza cones products. The manufactured pizza cone products will be resold by Cono and its licensees. Production of the pizza cones under the agreement began in March 2009.

The advances are non-interest bearing and is due upon demand. Due from related party consists of the following:

	March 31,	December 31,
	2010	2009

Edesia Emprise, LLC	$133,938	$133,938

On November 11, 2009, Cono Italiano (Delaware) and Edesia Emprise, LLC entered into a Master Manufacturing Agreement.  Pursuant to this Master Manufacturing Agreement, Edesia Emprise, LLC will produce the Company’s Pizza Cono product.  Cono Italiano (Delaware) has agreed to pay Edesia Emprise, LLC the costs of production plus fifteen percent (15%).  This Master Manufacturing Agreement has a five (5) year term and will automatically renew unless cancelled by one of the parties pursuant to its terms.  This Master Manufacturing Agreement is exclusive within the United States.  Edesia Emprise, LLC may either produce this product directly or through a subcontractor.

Edesia Emprise, LLC has advised Cono Italiano (Delaware) that it has entered into its first subcontract agreement.  Sunrise Bakery, located in Brooklyn, New York, will produce the cones for the Pizza Cono product on behalf of Edesia Emprise, LLC

Due to Officer

Certain disbursements of the Company have been paid by an officer of the Company.  The balance at March 31, 2010 and December 31, 2009 was $636,866 and $624,366, respectively.  There are no established repayment terms.  For the periods ended March 31, 2010 and December 31, 2009, the Company has imputed interest at the applicable federal rate of 2.66% and 2.64%, respectively. Accrued interest was $37,829 and $33,939, at March 31, 2010 and December 31, 2009, respectively.

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note E -	Notes Payable

In January, 2008, Cono Inc. (Delaware) issued 3,000,000 shares of common stock to the former owners of the license rights of the Pizza Cono Products.  The shares were issued by agreement between Cono, Inc. (Delaware) and the former owners in satisfaction of any future claims whether known or unknown with regards to the license rights.  In addition to the shares issued, the Company also issued a note payable to the MEGK Group LLC (the former owners) in the amount of $200,000 on December 28, 2007. Interest accrued at 8% per annum, and the note was due in full on December 28, 2008.  This note was also convertible automatically upon the sale of all or substantially all of the assets of the Company or the merger, consolidation or liquidation of the Company where the Company would not remain in control of the new company.  The note could also be converted at option of the holder.  Common stock issued upon conversion would be calculated by dividing the principal amount of the note to be converted divided by $.001.  On November 1, 2009, MEGK assigned its rights to this note payable to Azure Seas Ltd.

On December 16, 2009, Azure renegotiated the original convertible promissory note, waived all past due interest on the note through November 1, 2009, and assigned $18,000 of the note to various holders.  Prior to December 31, 2009, those holders converted their notes payable of $18,000 to 18,000,000 shares common stock.  At December 31, 2009 note payable to Azure was $182,000.  On January 11, 2010, Azure converted their note payable of $182,000 and accrued interest of $2,547 to 2,000,000 shares common stock.

The Company also has a note payable to DT Crystal Limited accruing interest at 10% annually which is due upon demand.  The note is convertible at the option of the holder into restricted stock of Cono (Nevada).  At March 31, 2010 and December 31, 2009 and 2008 note payable to DT Crystal was $51,237 and $49,987, respectively.  Interest expense for the three months ended March 31, 2010 and 2009 was $1,250 and $-0-, respectively.

Note F -	Going Concern

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reported recurring losses from operations.  As a result, there is an accumulated deficit of $1,463,541 at March 31, 2010.

The Company’s continued existence is dependent upon its ability to raise capital.  The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note G –	Employment Contracts

On December 30, 2009 the Company entered into employment agreements with each of the officers serving the Company.  The employment agreements contained the following provisions: (i) two-year terms with automatic renewal provisions unless notice is given by either party 30 days prior to renewal; (ii) commitment of a substantial portion of their professional time to the Company, consisting of 75% of their time for Mitchell Brown and 60% of their time for each of Joseph Masselli, Alex Kaminski and Steve Savage; and (iii) and additional customary employment agreement terms and conditions.  The officers have agreed that they will not receive any compensation for their services to the Company prior to January 1, 2012.  The compensation of the officers has been set as follows:

Annual
Officer	Salary
Mitchell Brown, Chief Executive Officer	$125,000
Joseph Masselli, President and Chief Operating Officer	$75,000
Alex Kaminski, Chief Financial Officer and Treasurer	$50,000
Steve Savage, Secretary	$50,000

It has also been agreed by the Company, Mr. Smith, a director, and Mr. Kaminski that pursuant to separate stock option agreements, Mr. Smith will be granted options to purchase 2,000,000 shares of the Company’s common stock at $.01 per share and Mr. Kaminski will be granted options to purchase 1,500,000 shares of the Company’s common stock at $.01 per share.  These options will vest in one year and will expire in three years. These options have not been approved by the Board.

Note H –	Stock Based Compensation Expense

On October 5, 2006, the Company’s Board of Directors adopted the Company’s 2006 Equity Incentive Plan, which authorizes the Company to issue options for the purchase of up to 2,000,000 shares of the Company’s common stock, pursuant to the terms and conditions set forth therein.  The Equity Incentive Plan authorizes the issuance of incentive stock options (ISQ) and non-qualified stock options (NQOs) to the Company’s employees, directors or consultants.

- continued -

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note H –	Stock Based Compensation Expense – continued
Options outstanding at the date of acquisition were 336. All outstanding options were fully vested and expensed prior to the acquisition.

		Three Months Ended
		March 31, 2010
	Number of	Weighted - Average
Options	Options	Exercise Price
Balance at Acquisition	336	$120
Granted	––	––
Exercised	––	––
Cancelled	––	––
Balance at March 31, 2010	336	$120

Options Exercisable at March 31, 2010	336	$120

The aggregate intrinsic value of the options outstanding and the options exercisable on March 31, 2010 is $-0-.

The following table summarizes information about options outstanding and exercisable at March 31, 2010:

Weighted
	Options	Average	Options
	Outstanding	Contractual Life	Exercisable
Exercise Price	Number	(In Years)	Number

$120	336	1.58	336

As of March 31, 2010, there was no unrecognized compensation cost related to non-vested stock options.

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note I -	Income Tax Compliance
The Company is not in compliance with filing its required income tax returns.  Since the Company has had continuous losses and has available net operating losses, the Company believes that any tax liability would not be material. Deferred taxes are provided for the temporary differences between the financial reporting basis and the tax reporting basis of the Company’s assets and liabilities.  The temporary differences between financial reporting and income tax purposes are primarily net operating loss carry forwards for income tax purposes. A valuation allowance is recorded for deferred tax assets when management determines it is more likely than not, that such assets, will not be realized.

A full valuation allowance has been established against the deferred tax assets for the years ended December 31, 2009 and 2008 as utilization of the loss carry forwards and realization of other deferred tax assets cannot be reasonably assured.

Note J -	Licensing Revenue
On July 9, 2008, (subsequently amended in October, 2009) the Company entered into a Supplier/Distribution agreement with Pino Gelato, Inc., an unrelated entity.  The agreement grants the exclusive manufacture and distribution rights to Pino Gelato, Inc. for the production of pizza cono food products for certain specified geographical territories.  The term of the agreement is for ten (10) years with an automatic renewal for another ten (10) years.  In addition, Pino Gelato, Inc. has the exclusive rights to enter into franchise agreements with third parties to market and sell the pizza cono food products.

In exchange for the rights granted to Pino Gelato under the agreement, the Company received total cash consideration of $100,000.

As an inducement for Pino Gelato, Inc to buy the distribution and franchise rights, the Company agreed to issue 375,000 shares of common stock to Pino upon receipt of the first and final installment of the agreement. Common stock amounting to 250,000 shares were issued prior to the execution of the amendment in October, 2009 with the remaining 125,000 shares to be issued upon receipt of the final $25,000 cash payment from Pino. As of March 31, 2010, the final payment has been received from Pino. The related 125,000 shares remain unissued and will be issued upon request. The fair market value of the common stock issued in connection with the installment payments made has been recorded as an offset to the payments received under the agreement. The payments received have been recorded as deferred licensing revenue in the accompanying consolidated financial statements. The licensing revenue is being amortized to revenue over the initial license term of ten (10) years.

The Company is also entitled to ten (10) percent of all franchise revenue generated by Pino Gelato.

CONO ITALIANO, INC.
(FORMERLY KNOWN AS TIGER RENEWABLE ENERGY LTD.)
(A DEVELOPMENT STAGE COMPANY)
(A NEVADA CORPORATION)
Keyport, New Jersey

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note K -	Other Matters

On November 6, 2009, Cono Italiano (Delaware) entered into a Commitment Letter, pursuant to which, one of the Company’s shareholders, Lara Mac has agreed to provide financing to Cono Italiano, Inc., with such funds as the Company’s Board of Directors shall deem to be sufficient to maintain the Company’s ordinary course of business operations (the “Commitment Amount”).  We may draw on the Commitment Amount in monthly tranches in accordance with our operating requirements as set forth in our business plan. The available Commitment Amount will be reduced by the aggregate cash proceeds received by the Company which are derived from the issuance of any equity securities and Company gross revenues. Draws on the Commitment Amount will be made on terms of unsecured notes, with interest set on each note as of the date of the draw at prime rate plus two percent per annum. The notes will mature and become repayable thirty calendar days after demand at any time following the earlier of (a) December 31, 2010 or (b) the date upon which we are in receipt of revenues or proceeds from the sales of equity securities. We will give Lara Mac customary representations and warranties regarding the good standing of our Company and status of progress in respect of our Company business plan prior to each draw on the Commitment Amount, and we will provide certifications and covenants regarding use of proceeds of each draw, which will be in customary forms reasonably requested by Lara Mac as determined by reference to similar lenders making similar loans to similar companies. Lara Mac will not be required to make any loans under the Commitment Amount to us if we are unable to make the representations, warranties, certifications or covenants, or if we are in breach of any previously given representations, warranties, certifications or covenants. If we breach any of the notes, the default rate will be 15% per annum and Lara Mac may seek recourse against our company for repayment of all of the notes. As of March 31, 2010, no funds have been borrowed.

Note L -	Restatement of Prior Period Financial Statements

The financial statements included herein have been restated to include information for the reader on operations and cash flows from inception.  The Company concluded that it is a development stage company and per reporting guidelines, income from operations, the statement of changes in deficit and cash flows must be shown from inception date.

[OUTSIDE BACK COVER OF PROSPECTUS]

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ninety days after the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.